As filed with the Securities and Exchange Commission on August 18, 2023

Registration No. 333-273349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Selina Hospitality PLC

(Exact name of registrant as specified in its charter)

England and Wales	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 Old Gloucester Street

London WC1N 3AX

United Kingdom

Telephone: +44 73 7680 9248

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Selina US Real Estate LLC

437 SW 2nd St.

Miami, FL 33130

Telephone: 786-652-7666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erin E. Martin

Benjamin Stein

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Ave. NW

Washington, DC 20004

Tel: 1.202.739.3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2023

PRELIMINARY PROSPECTUS

Selina Hospitality PLC

1,394,061 WARRANTS TO PURCHASE ORDINARY SHARES

4,484,919 ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS

AND THE CONVERSION OF CONVERTIBLE NOTES

8,651,624 ORDINARY SHARES OFFERED BY THE SELLING SECURITYHOLDERS

This prospectus relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus, or their limited partners, members, donees, pledgees, transferees or other successors-in-interest selling the securities registered hereunder, or interests in such securities received after the date of this prospectus from such selling securityholder as a gift, pledge, partnership or other distribution or transfer (collectively, the “Selling Securityholders”) of up to 8,651,624 ordinary shares (the “Ordinary Shares”) of $0.005064 (to six decimal places) each in the capital of Selina Hospitality PLC (“we,” “us,” the “Company” or “Selina”) comprised of (i) up to 3,820,000 Ordinary Shares to Yam at Selina Ops, L.P. (“YAM”) in connection with our agreement to buyout YAM’s interest in our joint venture with YAM pertaining to the development of our business in Panama, Costa Rica and Nicaragua, (ii) 555,790 Ordinary Shares issued to certain of our third-party services providers and joint venture partners in lieu of cash payments due, (iii) 1,184,976 Ordinary Shares (the “Private Placement Shares”) issued to certain private placement investors (the “Private Placement Investors”) pursuant to a series of subscription agreements for an aggregate purchase price of $1.6 million (the “Private Placements”), (iv) 912,656 Ordinary Shares issuable upon conversion of convertible notes (the “2023 Private Placement Convertible Notes”) issued to certain private placement investors for an aggregate purchase price of $0.25 million, (v) 428,202 Ordinary Shares (the “Private Placement Warrant Shares”) issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to the Private Placement Investors in connection with the Private Placements; and (vi) 1,750,000 Ordinary Shares (the “Kibbutz Warrant Shares”) issuable upon the exercise by Kibbutz Holding S.a.r.l. (“Kibbutz”), the investment vehicle of Rafael Museri and Daniel Rudasevski, our founders and our Chief Executive Officer and Chief Growth Officer, respectively, of warrants (the “Kibbutz Warrant”) that were issued to Kibbutz in exchange for Kibbutz providing certain guarantees on behalf of the Company.

This prospectus also relates to the issuance by us of up to (i) 1,394,061 warrants (the “Public Warrants” and, collectively with the Private Placement Warrants and the Kibbutz Warrant, the “Warrants”) issuable by us to certain holders (the “Warrant Holders”) who have elected to cancel the same number of warrants held by them, which were originally issued in connection with the issuance by us of $147.5 million aggregate principal amount of unsecured convertible notes. The Public Warrants are exercisable into Ordinary Shares at an exercise price of $11.50 and are governed by the Amended and Restated Warrant Agreement, effective as of October 27, 2022, by and among the Company, BOA Acquisition Corp. Computershare Inc., and its affiliate, Computershare Trust Company, N.A., and (ii) 4,484,919 Ordinary Shares, comprised of up to (a) 1,394,061 Ordinary Shares issuable upon the exercise of the Public Warrants, (b) 428,202 Ordinary Shares issuable upon the exercise of the Private Placement Warrants, (c) 1,750,000 Ordinary Shares issuable upon the exercise of the Kibbutz Warrant and (d) 912,656 Ordinary Shares issuable upon the conversion of the 2023 Private Placement Convertible Notes.

The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution” for details. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

Our Ordinary Shares and Public Warrants are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “SLNA” and “SLNAW,” respectively. On August 15, 2023, the closing price of our Ordinary Shares was $0.83 per share, and the closing price of our Public Warrants was $0.049 per Public Warrant.

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus, and we will only receive proceeds upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $19.7 million in cash proceeds if all of the Warrants registered for resale by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the Warrant Holders exercise the Warrants and if such Warrants are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. While the exercise price of certain of our Warrants is as low as $1.50 per share, we believe that it is currently unlikely that Warrant Holders will exercise any portion of their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” which is incorporated by reference from our Form 20-F for the year ended December 31, 2022 (the “2022 Annual Report”). We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus and the “Risk Factors” beginning on page 6 of our 2022 Annual Report, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus August 18, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to 1,394,061 Public Warrants, and 4,484,919 Ordinary Shares upon exercise of the Warrants and the conversion of the 2023 Private Placement Convertible Notes. We are also registering the resale by the Selling Securityholders of up to 8,651,624 Ordinary Shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our businesses. In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	our history of losses has raised substantial doubt regarding our ability to continue as a going concern, and we may be unable to achieve profitability for the foreseeable future;

●	our actual results may differ materially from our forecasts and projections;

●	our ability to reduce costs may not result in anticipated savings or operational efficiencies;

●	our results could be negatively affected by a decline or disruption in the travel and hospitality industries or economic downturn;

●	we may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all;

●	delays in real estate development and construction projects related to our leases could adversely affect our ability to generate revenue from such leased buildings;

●	newly leased properties may generate revenue later than we estimated, and may be more difficult or expensive to integrate into our operations than expected;

●	our limited operating history and evolving business make it difficult to evaluate our future prospects and challenges;

●	we may not be able to manage our expected growth, which could adversely affect our results of operations;

●	our growth depends, in part, on our ability to increase revenues generated by our existing hotels;

●	our ability to obtain funding or raise capital to fund our operations and growth;

●	the effect of potential future resales of our Ordinary Shares, or the perception of such sales in the public market or otherwise, on the market price of our securities;

●	costs relating to the opening, operation and maintenance of our leased properties could be higher than expected;

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●	we depend on landlords to deliver properties in a suitable condition and to manage and maintain our properties;

●	under certain circumstances, our leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly;

●	we operate in the highly competitive lodging industry;

●	we use third-party distribution channels to market our units, and these channels have historically accounted for a substantial percentage of our bookings;

●	our long-term success depends, in part, on our ability to expand internationally, and our business is susceptible to risks associated with international operations;

●	our business depends on our reputation and the strength of our brand, and any deterioration of our current brand standards could adversely impact our market share, revenues, business, financial condition, or results of operations;

●	adverse incidents at, or adverse publicity concerning, our properties or brands could harm our reputation and the reputation of our brands, as well as adversely affect our market share, business, financial condition, or results of operations;

●	we are subject to claims and liabilities associated with potential health and safety issues and hazardous substances at our properties;

●	we must attract and retain sufficient, highly skilled personnel and are subject to risks associated with the employment of hospitality personnel, including unionized labor;

●	information technology system failures, delays in the operation of our information technology systems, or system enhancement failures could reduce our revenues and profits and harm the reputation of our brands and business;

●	cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect Selina’s business, harm Selina’s reputation, and/or subject Selina to costs, fines, penalties, investigations, enforcement actions, or lawsuits;

●	our business is highly regulated across multiple jurisdictions, which may cause increased costs, reduced profits, limited growth, disruption in business or exposure to increasingly complex, onerous or uncertain tax obligations;

●	our ability to continue to meet Nasdaq listing standards;

●	the impact of the COVID-19 pandemic and any future adverse public health developments on our business;

●	risks associated with our environmental, social, and governance (“ESG”) and sustainability initiatives and activities, including efforts to reduce single-use plastic consumption and efforts to measure greenhouse gas (“GHG”) emissions and reduce our carbon footprint, and our ability to achieve any specific outcome at all or within a certain timeframe; and

●	the other matters described in the section titled “Risk Factors” beginning on page 11.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and in our 2022 Annual Report. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus and our 2022 Annual Report describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of future performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto, which are incorporated by reference from our 2022 Annual Report, before making an investment decision. For additional information, see the section of this prospectus entitled “Where You Can Find More Information.”

Selina Hospitality PLC

We are one of the largest operators of lifestyle and experiential Millennial- and Gen Z-focused hotels, with 118 destinations opened in 24 countries across 6 continents. Our mission is to create meaningful connections between people. We design and operate attractive, welcoming destination hotels, where travelers can stay indefinitely, work remotely, explore, and authentically immerse themselves in an environment that embraces and reflects local culture, and where local residents and travelers alike can engage and enjoy on-site food and beverage, wellness, and other social experiences. Founded in 2014, each of our properties is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Our portfolio includes 118 destinations opened in 24 countries across 6 continents. The mailing address of our principal executive office is 27 Old Gloucester Street, London EC2Y 5AU England WC1N 3AX, United Kingdom. Our corporate website address is https://www.selina.com/. The information on, or that can be accessed through, our website is not part of this prospectus. The website address is included as an inactive textual reference only. On February 22, 2022, we converted our corporate form from a UK Societas (the post-Brexit form of European companies registered in England and Wales) to a public limited company (a standard form of English company), and in doing so we changed our name from Selina Holding Company, UK Societas to Selina Hospitality PLC.

We have incurred net losses since our inception, including losses of $30.3 million, $198.1 million and $185.7 million for the three-month period ended March 31, 2023 and for the years ended December 31, 2022 and December 31, 2021, respectively, and had an accumulated deficit of $755.4 million, $725.2 million and $519.0 million as of March 31, 2023, December 31, 2022 and December 31, 2021, respectively. In addition, as of March 31, 2023, we had incurred an accumulated deficit of $755.4 million, total shareholders’ deficit amounted to $194.6 million, and cash and cash equivalents were $23.2 million. As of December 31, 2022, we had incurred an accumulated deficit of $725.2 million, total shareholders’ deficit amounted to $163.6 million, and cash and cash equivalents were $47.7 million. As of December 31, 2021, we had incurred an accumulated deficit of $519.0 million, total shareholders’ deficit amounted to $323.2 million, and cash and cash equivalents were $21.9 million. As of March 31, 2023, our current assets amounted to $58.8 million, and our current liabilities amounted to $190.6 million and our financial debt was $188.1 million of which $44.3 million was current financial debt. As of December 31, 2022, our current assets amounted to $79.7 million and our current liabilities amounted to $188.9 million and our financial debt was $182.8 million of which $45.6 million was current financial debt. As of December 31, 2021, our current assets amounted to $46.4 million and our current liabilities amounted to $214.1 million and our financial debt was $246.5 million of which $19.5 million was current financial debt. See “Risk Factors—We have a history of losses and may be unable to achieve profitability for the foreseeable future,” which is incorporated by reference from our 2022 Annual Report.

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Recent Developments

Osprey Financings

On June 26, 2023, Selina entered into a series of binding agreements related to strategic debt and equity investments in Selina as more particularly described below.

The first tranche, which closed on June 27, 2023, comprises $10 million in funding under a secured convertible debt instrument issued in the principal amount of $11.1 million (“Osprey Convertible Note” and together with subsequent convertible notes that may be issued under the second and third tranche of funding, the “Osprey Convertible Notes”) by a subsidiary of Selina to Osprey Investments Limited (“Osprey”), an affiliate of Global University Systems B.V. In connection with the funding of the initial tranche Convertible Note, Selina issued Osprey private warrants to acquire 7,407,408 Ordinary Shares (the “Osprey Warrants”). The Osprey Warrants have a term of five years and an exercise price of $1.50 per share, which price may be reset during the last three months of the term of the Osprey Warrants in accordance with the terms thereof.

The second tranche will be comprised of (i) a conditional $10 million acquisition by Osprey of our Ordinary Shares, and (ii) (a) a further conditional $10 million acquisition by Osprey of Osprey Convertible Note (with the amount funded under the note representing a 10% original issue discount to the principal amount), (b) at Osprey’s option, another acquisition by Osprey of our Ordinary Shares, or (c) the acquisition by Osprey of our Ordinary Shares and Osprey Convertible Notes (in any combination) in increments of $1 million. In connection with each acquisition of our Ordinary Shares in the second tranche, Osprey will receive that number of Osprey Warrants equal to 50% of the Ordinary Shares so acquired, and in connection with each acquisition of Osprey Convertible Notes in the second tranche, Osprey will receive that number of Osprey Warrants into which such Osprey Convertible Note may be converted. The second tranche investments are subject to satisfaction, or waiver by Osprey in its discretion, as applicable, of certain conditions precedent (the “Funding Conditions”) summarized below:

●	approval by Selina’s board of directors (the “Board”) to seek shareholder approval for the issuance of a sufficient number of shares to (i) complete an equity raise of $50 million (reduced by amounts raised via the equity issued pursuant to the subscriptions), and (i) convert Selina’s outstanding $147.5 million in 6.00% senior Convertible Notes into Ordinary Shares at a price of $4.00 per share;

●	the reasonable approval by Osprey or the Board (which approval of the Board must include the Osprey’s nominee(s) to the Board once nominated, as discussed below) of an annual corporate overhead budget for Selina for each of the 2023 and 2024 financial years;

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●	Selina securing commitments for an additional $20 million in funding in Selina (the “Additional Funding”), $1,842,500 of which has been secured to date and up to $10 million of which may be satisfied via a second PIPE investment from Osprey as part of the second tranche investment, and the rest to be raised from third parties unrelated to Osprey from the sale of equity and/or the sale of Selina’s assets by June 26, 2024;

●	Selina conducting a note exchange in respect of $14.7 million of the Convertible Notes held by Kibbutz Holding S.a.r.l. (“Kibbutz”), the investment vehicle of Rafael Museri and Daniel Rudasevski, the founders of Selina and its Chief Executive Officer and Chief Growth Officer, respectively, and a warrant exchange in respect of the Convertible Note Warrants, in order to reduce the conversion price under the 2022 Convertible Notes held by Kibbutz and the exercise price of the Convertible Note Warrants held by Kibbutz, as Osprey will have a conditional obligation to acquire such 2022 Convertible Notes and 2022 Convertible Note Warrants; and

●	the implementation of an agreement between Selina RY Holding, Inc., a subsidiary of Selina which operates Selina’s Remote Year business (“Remote Year”), and Selina relating to booking and cancellation fees.

The third tranche will be comprised of up to $20 million in optional investment, at the election of Osprey, including $10 million acquisition by Osprey of our Ordinary Shares and/or an additional $10 million acquisition of additional Osprey Convertible Notes (with the amount funded under such notes representing a 10% original issue discount to the principal amount) or any combination of the two in increments of $1 million.

Subsequently, on July 31, 2023, Osprey funded an additional $4.0 million under a secured convertible debt instrument issued in the principal amount of $4.4 million. In connection with such funding, Selina issued to Osprey private warrants to acquire an additional 2,962,963 Ordinary Shares. Such warrants are identical to the Osprey Warrants, having a five year term and an exercise price of $1.50 per share, which price may be reset during the last three months of the term of the warrants.

In the context of the strategic investments, Selina has entered into an amended and restated investors’ rights agreement with Osprey and Kibbutz (the “2023 Investors’ Rights Agreement”) which grants to Osprey the right to appoint two directors to the Board of Directors of the Company (the “Board”), the size of which will be limited to seven directors, one of whom must be considered “independent” in accordance with applicable Nasdaq governance rules. Further, Selina has granted Osprey with registration rights with respect to the Ordinary Shares acquired and the Ordinary Shares issuable upon conversion of the Osprey Convertible Notes and exercise of the warrants issued to Osprey.

YAM at Selina Ops, L.P. Separation Agreement

On June 23, 2023, YAM and Selina, PCN Operations, S.A. (“PCN”), Selina Operation One (1), S.A. (“Selina One”), and Selina Management Panamá, S.A., entered into a second amendment (“Second Amendment”) to its separation and amendment agreement (the “Separation Agreement”), dated June 3, 2022, as amended on December 23, 2022 (the “First Amendment”), relating to the buy-out of YAM’s equity interest in a joint venture arrangement, entered into in September 2017 between Selina and YAM, and a shareholder agreement, entered into in December 2020 by Selina, Selina One and YAM (together, the “JV Arrangements”).

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Pursuant to the Second Amendment and the equity subscription agreement (the “YAM Subscription Agreement”), dated June 23, 2023, between Selina and YAM, Selina issued to YAM in a private placement (i) 6,248,840 Ordinary Shares (the “YAM Shares”), at a price of $1.52064127 per share and for an aggregate purchase price of $9,502,244, and (ii) if applicable up to 240,000 additional Ordinary Shares at a price of $1.00 per share for an aggregate subscription price of up to $240,000. The YAM Shares have been periodically resold by YAM for the purpose of increasing YAM’s internal rate of return on its investments in PCN under the JV Arrangements. The YAM Shares were in addition to 1,400,000 Ordinary Shares previously granted to YAM (the “Previous Shares”) under the First Amendment, which proceeds were utilized by YAM for the recovery of YAM’s capital contributions to PCN that remain unpaid under the existing arrangements, which as of the date of the First Amendment amounted to $2.7 million (“Remaining Capital”).

In connection with the issuance of the YAM Shares to YAM, YAM has certain resale registration rights. Subject to certain volume limitations, YAM intends to sell, daily, 15% to 20% of the previous day’s trading volume of the YAM Shares, which the net proceeds received from such sales will be applied against the liabilities owed to YAM. Further, an escrow fund shall be established by YAM and Selina shall maintain a monthly balance of $325,000 in such account until such time as YAM has recovered its Remaining Capital plus a 5% internal rate of return on its investments in PCN. If the net proceeds received during a month are less than $325,000 (the “Monthly Threshold”), then YAM will be entitled to draw down the difference between the Monthly Threshold and the net proceeds received, until such time that the Remaining Capital has been recovered by YAM, and thereafter the Monthly Threshold will be reduced to $200,000. Any excess in the net proceeds of the Monthly Threshold received by YAM in such month will be credited against future draws that may be made by YAM under the escrow arrangement.

In addition, until YAM has recovered its Remaining Capital in full, in the event Selina raises gross proceeds of more than $25 million, through equity or debt issuances, YAM shall be entitled to receive 1% of the incremental amounts raised to be utilized towards amounts owed to YAM.

Once YAM has recovered its Remaining Capital in full plus an 8% internal rate of return on its investments in PCN, then (i) certain trading and short sale restrictions applicable to YAM shall cease to apply and (ii) YAM shall release its pledges over certain subsidiaries of PCN, pursuant to the JV Arrangements, and transfer its equity interest in PCN to Selina One. Further, the Second Amendment contains certain covenants, information rights in favour of YAM, default provisions and YAM is entitled to the reimbursement of certain legal and accounting costs incurred by YAM.

Lock-Up Waiver

On August 10, 2023, the Board agreed to waive (the “Lock-Up Waiver”) the lock-up restrictions set forth in the Investors’ Rights Agreement, dated October 27, 2022 (the “IRA”), with respect to an aggregate of 55,763,479 of the Company’s Ordinary Shares beneficially owned by certain of the Company’s major shareholders, or approximately 52% of the Company’s issued and outstanding Ordinary Shares. The effectiveness of such waiver is expected to take place on August 18, 2023.

As previously disclosed, in connection with the closing of the Company’s business combination with BOA Acquisition Corp. (“BOA”), the Company and certain of its shareholders entered into the IRA, pursuant to which Bet on America LLC (the “Sponsor”), and certain other shareholders of the Company who held a 5% or greater beneficial interest in the Company at the closing of the business combination (collectively, the “Major Shareholders”) became subject to, with limited exceptions, restrictions on transfers of the Company’s securities held by them until October 27, 2023, the one-year anniversary of the closing of the business combination. The Company believes that the Lock-Up Waiver may further the Company’s stated objective of simplifying its capital structure and may create more certainty in respect of, and provide greater liquidity for, the Company’s Ordinary Shares. The Company believes that this certainty will help to accelerate the pace at which the Company may conduct, and the likelihood of completing, capital markets transactions. Additionally, as explained in the Circular and Notice of the General Meeting of Shareholders (the “Notice of Meeting”) of the Company to be held on August 18, 2023, which Notice of Meeting was issued on July 25, 2023, the Company has obtained transaction support agreements from key shareholders in respect of certain resolutions set out in the Notice of Meeting and one such shareholder, the Sponsor, had the right to withdraw its support for those resolutions in the event the Lock-Up Waiver was not granted. The Company believes the securing of such support, by granting the Lock-Up Waiver, to be important to achieving the passing of the relevant resolutions, and consequently the Company’s fundraising efforts, including the funding of future tranches of investment under the strategic investment of up to $50 million to be provided by Osprey Investments Limited as announced by the Company on June 27, 2023. See “—Osprey Financings.”

Two of the Major Shareholders affected by the Lock-Up Waiver are Dekel Development Holding, S.A. (“Dekel”), which is wholly owned by Kibbutz., the investment vehicle in which Rafael Museri and Daniel Rudasevski, co-founders of the Company and the Company’s Chief Executive Officer and Chief Growth Officer, respectively, each hold a 31.4% beneficial interest, and Selina Growth Fund S.C.Sp., which is managed by a general partner, Kibbutz General Partner S.a.r.l., in which Rafael Museri and Daniel Rudasevski each hold 25% of the share capital and serve as directors. Accordingly, Messrs. Museri and Rudasevski recused themselves and did not participate in the decision of the Board to approve the Lock-Up Waiver.

Following the effectiveness of the Lock-Up Waiver, none of the Company’s Ordinary Shares are subject to contractual lock-up restrictions; however, the restrictions set forth in the Company’s insider trading policies and procedures continue to apply to Messrs. Museri and Rudasevski and any entities controlled by them, including Dekel, irrespective of the Lock-Up Waiver. Any sales of the Company’s Ordinary Shares held by the Major Shareholders could result in a significant decline in the public trading price of the Company’s securities and, notwithstanding the intention of the Lock-Up Waiver, could impair the Company’s ability to raise capital through the sale or issuance of additional equity securities. The Company expects that the effect that any such sales may have on the prevailing market price of its securities will be negative. Despite such a decline in the public trading price, certain of the Major Shareholders may still experience a positive rate of return on the sale of the Company’s Ordinary Shares held by them due to the lower price that such Major Shareholders purchased those shares compared to other public investors. Accordingly, those Major Shareholders may be incentivized to sell the Ordinary Shares held by such Major Shareholders. See the section titled “Risk Factors” beginning on page 11 of this prospectus for further detail on risks and uncertainties associated with the Lock-Up Waiver.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.07 billion, or (b) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

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THE REGISTERED SECURITIES

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Ordinary Shares and Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 11 of this prospectus.

Ordinary Shares offered by us	4,484,919 Ordinary Shares, comprised of up to (i) 1,394,061 Ordinary Shares issuable upon the exercise of the Public Warrants, (ii) 428,202 Ordinary Shares issuable upon the exercise of the Private Placement Warrants, (iii) 1,750,000 Ordinary Shares issuable upon the exercise of the Kibbutz Warrant and (iv) 912,656 Ordinary Shares issuable upon the conversion of the 2023 Private Placement Convertible Notes.

Warrants offered by us	1,394,061 Public Warrants.

Ordinary Shares offered by the Selling Securityholders	Up to 8,651,624 Ordinary Shares, including 3,572,263 Ordinary Shares issuable upon the exercise of Warrants and 912,656 issuable upon the conversion of the 2023 Private Placement Convertible Notes.

Exercise Price of Warrants

Each Public Warrant entitles the Warrant Holder thereof to purchase one Ordinary Share at a price of $11.50 per Ordinary Share.

Each Private Placement Warrant entitles the Warrant Holder thereof to purchase one-third of such Warrant Holder’s Private Placement Warrant Shares at a price of $2.00 per Ordinary Share, one-third of such Warrant Holder’s Private Placement Warrant Shares at a price of $2.50 per Ordinary Share and one-third of such Warrant Holder’s Private Placement Warrant Shares at a price of $3.00 per Ordinary Share.

Each Kibbutz Warrant entitles Kibbutz to purchase one Ordinary Share at a price of $1.50 per Ordinary Share.

Use of Proceeds	We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of securities by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $19.7 million in cash proceeds if all of the Warrants registered by this prospectus are exercised for cash. However, we will only receive such proceeds if and when the Warrant Holders exercise the Warrants and if such Warrants are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. The closing price of our Ordinary Shares as of August 15, 2023, was $0.83 per Ordinary Share. Accordingly, we believe that it is currently unlikely that Warrant Holders will exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” which is incorporated by reference from our 2022 Annual Report. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the trading symbols “SLNA” and “SLNAW,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

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RECENT DEVELOPMENTS

On June 26, 2023 Selina announced certain unaudited interim financial information for the three months ended March 31, 2023 and 2022. In compliance with Item 8.A.5 of Form 20-F, Appendix A attached to this prospectus contains such unaudited interim financial information. Such unaudited interim financial information is comprised of an unaudited schedule of financial position information, profit and loss information and cash flow information, together with Selina’s segment reporting. Such unaudited interim financial information does not constitute full interim financial statements under IAS 34 Interim Financial Reporting. In addition, Selina announced certain other highlights, including, but not limited to, the following:

Key Metrics

Selina regularly reviews a number of metrics, including the key metrics listed below, to evaluate its business, measure our performance, identify trends affecting its business, formulate financial projections, and make operating and strategic decisions. The table below sets forth Selina’s key business metrics for the periods presented:

	Three Months Ended March 31
Metric	2023	2022
Opened properties (at period end)	118	103
Open bedspaces (at period end)	29,600	24,159
Open beds (at period end)	20,217	18,661
Average daily open beds	19,435	16,347
Occupancy rate	56.9%	45.2%
Total daily revenue per occupied bed (TRevPOB)	$51.8	$53.3
Total daily revenue per occupied bedspace (TRevPOBs)	$34.3	$41.4
Total revenue per bedspace	$1,740	$1,683

Several factors may explain period-to-period variances in our key metric:

●	New Selina locations/additional bedspaces typically take several months to achieve mature occupancy rates as hotels stabilize and drive organic bookings. As a result, if a period has a significant increase in bedspaces, this may reduce many of the revenue metrics.

●	Market mix and the composition of Selina’s portfolio based on geographic locations can impact Selina’s different revenue metrics. Due to factors such as maturity of the tourism market, as well as local disposable incomes, certain developed markets, such as Israel or the U.S., typically earn higher revenue per occupied bed, bedspace and total revenue per bedspace, while certain other developing markets, such as most Latin American countries, typically earn lower revenue per occupied bed, bedspace and total revenue per bedspace.

●	Seasonal factors (e.g., weather patterns, local attractions, and events or holidays) combined with property location and type can result in period-to-period variances in a particular property’s metrics. Based on historical results, Selina generally expects its occupancy and revenue metrics to be lower on a constant portfolio basis in the second and third quarters of each year due to seasonal factors such as weather and holidays, and the current geographic mix of our portfolio. The effect of seasonality will vary as the geographic mix in Selina’s portfolio continues to evolve.

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Number of Open Bedspaces, Open Beds and Average Daily Open Beds

The number of open bedspaces reflects the total number of bedspaces at opened properties at the end of any given period. Bedspaces is a metric Selina uses to measure the potential sleeping capacity of a given property. It is a static capacity measure, and not one reflecting actual capacity in a given period. Every 5.5m2 (59.2 ft2) of accommodation (sleeping room) area in a property equals one bedspace. Selina’s rooms are designed to be convertible into different modalities and with distinct bed configurations. Selina offers “Standard” accommodations with one double bed, “Twins” accommodations with two single beds, “Family” accommodations with space designed to accommodate up to four people, and “Community” accommodations with space designed to accommodate up to eight or more people. At the discretion of property managers, the double bed in a “Standard” accommodation can be replaced with a bunk bed for eight guests, for example. Accordingly, management views the number of bedspaces, instead of the number of physical beds, as the static measure of property capacity because it avoids potentially misleading fluctuations that would arise from the changing room configurations in any given property.

Open beds reflects the total number of beds in inventory at opened properties at the end of any given period. As Selina’s properties have the ability to convert rooms into different bed configurations, the total number of open beds may fluctuate at any given location over any given period.

Given that a majority of Selina’s revenues are derived from the sale of rooms or individual beds which are represented by bedspaces, management views the number of open bedspaces and the number of open beds as the most important drivers and indicators of Selina’s revenue and as key indicators of Selina’s scale.

At March 31, 2023, Selina had approximately 29,600 open bedspaces, compared to 24,159 open bedspaces at March 31, 2022. Selina had approximately 20,217 open beds at March 31, 2023 compared to approximately 18,661 open beds at March 31, 2022.

Average daily open beds is calculated as the total number of beds in inventory over any given period of time on a daily basis. This metric reflects Selina’s daily accommodations capacity and is used in the calculation of occupancy rate. For the quarter ended March 31, 2023, Selina had 19,435 average daily open beds compared to 16,347 average daily open beds in the quarter ended March 31, 2022.

Occupancy Rate, Total Daily Revenue Per Occupied Bed and Total Daily Revenue Per Occupied Bedspace)

Selina views occupancy rate, total daily revenue per occupied bed (“TRevPOB”) and total daily revenue per occupied bedspace (“TRevPOBs”) as key indicators of revenue, as it believes that these metrics measure Selina’s ability to attract guests and guests’ spending on property, which in turn directly relates to Selina’s revenue and financial performance.

Occupancy rate is defined as the number of beds sold divided by the total number of open beds, over any given period.

TRevPOB is defined as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the number of beds sold in that same period. This measure removes the impact of occupancy, as it reflects total revenue on a per occupied bed basis. Changes in this metric reflect the variability in Selina’s business arising from its ability to change room and bed configurations based on demand.

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TRevPOBs is defined as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the number of bedspaces sold in that same period. The number of bedspaces sold is determined by multiplying the occupancy rate for any given period by the average of the total number of open bedspaces at the beginning and end of that period.

Occupancy rate was 56.9% in the first quarter of 2023, compared to 45.2% for the first quarter of 2022, an 11.7% increase, driven by improved brand awareness and brand loyalty, a dedicated regional sales force and commercial teams, and the continued seasoning of Selina’s recently opened properties.

For the quarter ended March 31, 2023, Selina’s TRevPOB and TRevPOBs was $51.80 and $34.30, respectively, compared to $53.30 and $41.4 for the quarter ended March 31, 2022, respectively.

Total Revenue Per Available Bedspace

Total revenue per bedspace is calculated as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the average of the total number of open bedspaces at the beginning and end of that period. Selina views total revenue per bedspace as a useful measure of comparing performance between locations or cohorts over time, as well as providing an indication of future revenue potential as Selina continues to grow total bedspaces.

For the three months ended March 31, 2023, Selina achieved total revenue per bedspace of $1,740, compared to $1,683 for the three months ended March 31, 2022. Total annualized revenue per bed space was $7,056 in the first quarter of 2023, compared to $6,825 in the first quarter of 2022, a 3.4% increase, driven by the increase in occupancy and the growth coming from developed markets.

Non-IFRS Financial Measures

EBITDA, Adjusted EBITDA and Free Cash Flow before Debt Service

In addition to Selina’s results determined in accordance with IFRS, Selina believes that EBITDA and Adjusted EBITDA provide useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of Selina’s core operating performance or results of operations. Selina also believes that Free Cash Flow before Debt Service provides useful information for management and investors to assess the cash-generating capacity or cash usage needs of the business before servicing its financial obligations. Selina believes that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors, because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends, and because it provides consistency and comparability with past financial performance. However, management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

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EBITDA, Adjusted EBITDA and Free Cash Flow before Debt Service are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as IFRS Net Loss, or Cash Flow from Operating Activities. Among other limitations of EBITDA and Adjusted EBITDA, these non-IFRS financial measures do not reflect the impact of working capital requirements or capital expenditures and other companies in our industry may calculate these measures differently, or use a different accounting standard such as US GAAP, which limits its usefulness as a comparative measure. Free Cash Flow before Debt Service, on the other hand, does reflect the impact of working capital requirements or capital expenditures.

EBITDA is defined as IFRS net profit (loss), excluding impact of income taxes, net interest expense (finance income and costs), and depreciation and amortization.

Adjusted EBITDA is defined as EBITDA, excluding (i) non-operating income (expense), such as gain on net monetary position, share of profit/(loss) in associates, other non-operating income / (expense), and income from COVID-related concessions, (ii) impairment losses, (iii) non-cash compensation expense, (iv) non-recurring public company readiness costs, and (v) provision for tax risks that are non-income tax related.

Free Cash Flow before Debt Service is defined as Operating Cash Flow, minus (i) repayment of lease liabilities; and (ii) net cash used in investing activities; plus (iii) non-recurring public company readiness costs; and (iv) proceeds from partner loans, to reflect only Selina out-of-pocket capital expenditures. Free Cash Flow before Debt Service does not include (x) repayment of partner loans (including interest payments) and (y) proceeds or repayment of any other loans (including interest payments), convertible loans, or any capital raising costs.

The table below presents a reconciliation of IFRS net loss, which is the most directly comparable IFRS equivalent to EBITDA and Adjusted EBITDA for the periods presented.

EBITDA, Adjusted EBITDA and Free Cash Flow before Debt Service

	Three Months Ended March 31
	(In millions of US$)
	2023	2022
IFRS Net loss	$(30.3)	$(38.3)
Add (deduct):
Income taxes	$0.3	$0.3
Finance income / (expense), net	20.8	28.8
Share listing expense	—	—
Depreciation and amortization	9.0	7.2
EBITDA	$(0.2)	$(2.0)
Non-operational income, net	(1.3)	(0.9)
Impairments	—	0.6
Non-Cash compensation expense	0.5	3.1
Non-recurring public company readiness costs	1.4	0.6
Provision for tax risks (non-income tax related)	—	—
Adjusted EBITDA	$0.4	$1.4

	Three Months Ended March 31,
	(In millions of US$)
	2023	2022
Net cash used in operating activities	$(0.7)	$(5.3)
Add (deduct):
Repayment on lease liabilities	$(13.8)	$(12.1)
Net cash used in investing activities	(4.5)	(8.7)
Non-recurring SPAC transaction related payments	6.0	0.5
Proceeds from partner loans	0.4	11.3
Free Cash Flow before Debt Service	$(12.6)	$(14.3)

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RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in our 2022 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our financial statements and related notes, before you decide to purchase our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment.

Risks Related to the Offering

Our share price may be volatile, and you may lose all or part of your investment.

The market price of our Ordinary Shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

●	actual or anticipated fluctuations in our results of operations;

●	variance in our financial performance from the expectations of market analysts or others;

●	announcements by us or our competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;

●	our involvement in litigation;

●	our sale of Ordinary Shares or other securities in the future;

●	market conditions in our industry;

●	changes in key personnel;

●	the trading volume of our Ordinary Shares;

●	changes in the estimation of the future size and growth rate of our markets; and

●	general economic and market conditions.

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Certain of the Major Shareholders purchased securities in the Company at a price below the current trading price of the Company’s ordinary shares and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

The table below sets forth, as of August 15, 2023, (i) the name of the Major Shareholders to which the Lock-Up Waiver applies, (ii) the number of the Company’s Ordinary Shares held by each shareholder which are subject to the lock-up, (iii) the aggregate price at which such Major Shareholder originally purchased all of the Ordinary Shares held by them (or the securities that were exchanged for or converted into such Ordinary Shares), some of which may not be subject to the lock-up restrictions under the IRA, (iv) the historical average price per Ordinary Share, and (v) the potential profit earned by such Major Shareholder based on the trading price of $0.83 per share, the last reported sales price of our Ordinary Shares as of the close of business on August 15, 2023. For purposes of calculating the price per security set forth below, the Company divided the total number of the Company’s Ordinary Shares by the actual amount of cash received by the Company from each such Major Shareholder in respect of such securities plus the value of the debt cancelled in respect thereof, if any.

Name	Ordinary Shares	Historical Total Amount Paid for Ordinary Shares ($ in millions)	Historical Average Purchase Price ($)	Potential Profit Based on Trading Price on August 15, 2023 ($ in millions)
Dekel Development Holding, S.A.	15,491,847	8.11	0.52	4.35
Renaissance Charitable Foundation Inc.	7,569,997	—	—	6.06
166 2nd LLC(1)	4,275,875	99.95	11.26	—
Gomez Cayman SPV Limited	10,530,570	63.37	6.02	—
Fondo Grupo Wiese Internacional	2,339,560	27.17	11.61	—
Selina Growth Fund S.C.Sp.	7,674,211	42.22	5.50	—
Cibanco, S.A. Institución de Banca Múltiple (as a final and universal successor of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria), acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900 (i.e. the CKD)(2)	3,622,974	23.41	4.57	—
Banco Actinver, S.A., Institución de Banca Múltiple Grupo Financiero Actinver as trustee of the irrevocable trust agreement number 5444	2,548,257	20.00	7.85	—
Bet on America LLC(3)	4,425,875	25,000	0.004	3.53

(1)	166 2nd LLC holds 8,873,130 Ordinary Shares, but 4,823,382 of those shares were subject to a six-month lock-up that expired in April 2023.
(2)	Figure does not include the underlying shares into which the 2022 Convertible Notes (as defined herein) may be converted or the related warrants held by the shareholder as such instruments are not subject to the lock-up restrictions under the IRA.
(3)	Bet on America LLC also holds 6,575,000 private placement warrants that are subject to the Lock-Up Waiver. Prior to the closing of the business combination between BOA and Selina on October 27, 2022, Bet on America LLC acquired 5,750,000 Class B common shares of BOA (including shares received via a stock dividend) for a total investment of $25,000, resulting in an adjusted purchase price of approximately $0.004 per share. The Class B common shares of BOA held by Bet on America LLC at the closing of the business combination ultimately were converted into ordinary shares of Selina as part of the business combination.

Based on the last reported sale price of the Company’s Ordinary Shares on August 15, 2023 of $0.83 per share, some of the Major Shareholders would realize significant profits on the sale of their holdings as compared to the initial consideration paid for such holdings, as detailed above. Given the relatively lower purchase prices that some of the Major Shareholders paid to acquire the Company’s Ordinary Shares compared to their current trading price, these Major Shareholders in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of the Ordinary Shares at the time that such shareholders choose to sell their Ordinary Shares. Additionally, even though our Ordinary Shares may be trading at a price below the trading price of BOA’s common stock prior to the business combination, the Sponsor and its affiliates may still be incentivized to sell their shares due to the relatively lower price they paid to acquire such shares.

Future resales of our Ordinary Shares and/or Warrants may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the effectiveness of the Lock-Up Waiver, which we expect to occur on August 18, 2023, none of the Company’s shareholders will be subject to trading restrictions under a contractual lock-up. As such, sales of a material portion of our issued and outstanding Ordinary Shares in the public market could occur at any time. In addition, we are filing this Registration Statement of which this prospectus forms a part in order to register the resale under the Securities Act of the Ordinary Shares and Warrants set forth herein. These sales or the sale of any freely transferrable Ordinary Shares and/or Warrants, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. Sales, or the possibility of additional sales, could have the effect of increasing the volatility in the market price of our Ordinary Shares and Public Warrants, and the market price of such securities could decline if the Selling Securityholders and/or the Major Shareholders sell their respective securities, or are perceived by the market as intending to sell them. In addition, we may issue additional Ordinary Shares or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of our Ordinary Shares.

Sales of our Ordinary Shares and/or Warrants or the perception of such sales, by the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the Selling Securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well.

We will not receive any of the proceeds from such sales, and, based on the current trading price of our Ordinary Shares, we do not currently expect to receive any proceeds from the exercise of Warrants.

Sales of our Ordinary Shares and/or Warrants or the perception of such sales, by the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even though the Selling Securityholders would still realize a profit on sales at lower prices. Resales of the securities offered by this prospectus may cause the market price of such securities to drop significantly, even if our business is doing well.

The sale of our Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well. In addition, the Selling Securityholders named in this prospectus hold a disproportionately large portion of our outstanding Ordinary Shares, and the Major Shareholders, BOA and the Sponsor collectively hold more than half of the Company’s issued and outstanding Ordinary Shares. While some of the Selling Securityholders and the Major Shareholders acquired their securities at prices higher than the current market price for our Ordinary Shares, such holders may still have an incentive to sell to obtain liquidity, as certain of such holders have been holding our securities for over six years. Additionally, even if the trading price of our Ordinary Shares declines, some of the Selling Securityholders acquired their securities at a price significantly lower than our current trading prices or at nominal values. While such Selling Securityholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, others of our Selling Securityholders will not, and the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the trading price at the time of such sales.

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In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Ordinary Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.

An active trading market for our Ordinary Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for our Ordinary Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our shares as consideration.

The market price of our Ordinary Shares could be negatively affected by future issuances or sales of our Ordinary Shares.

Our 2022 Omnibus Equity Incentive Plan and our Employee Share Purchase Plan came into effect, with the potential for 9,646,567 Ordinary Shares and 1,929,313 Ordinary Shares, respectively, to be issued under such plans over their terms. These plans include annual evergreen provisions that apply starting in January 2023 and allow for the allotment authorizations under the plans to be increased each year by up to an additional 1.5% and 1% of the outstanding shares as at the end of the previous financial year. In addition, the indenture pursuant to which we issued the 2022 Convertible Notes (such notes as defined herein and such governing indenture, the “Indenture”) provides for an additional equity issuance by us of $60 million worth or Ordinary Shares within a period of two years from the date of the Indenture; if such equity issuance is not completed within the required time period, then the interest rate applicable under the Indenture will increase. Further, management may, in order to raise additional capital, enter into a new instrument or agreement, such as a committed equity facility and/or at the market equity facility, that provides for the issuance of Ordinary Shares by us and creates further dilution.

We do not expect to pay any dividends in the foreseeable future.

We have never declared or paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.

Our Board has sole discretion over whether to pay dividends. If our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. In addition, the Israel Companies Law imposes restrictions on our ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.

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If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Ordinary Shares is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances. For example, as part of a recent strategic debt and equity investment financing, we issued convertible notes and private warrants, which are convertible into, or exercisable for, Ordinary Shares. In addition, we have issued Ordinary Shares in other private transactions, including as payment in kind for services. Our issuance of additional Ordinary Shares or other equity securities would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us may decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease; and

●	the relative voting strength of each previously outstanding Ordinary Share may be diminished.

Risks Related to Us and Our Business

We have a history of losses and may be unable to achieve profitability for the foreseeable future.

We have incurred net losses since our inception, including losses of $30.3 million, $198.1 million and $185.7 million for the three-month period ended March 31, 2023 and for the years ended December 31, 2022 and December 31, 2021, respectively, and had an accumulated deficit of $755.4 million, $725.2 million and $519.0 million as of March 31, 2023, December 31, 2022 and December 31, 2021, respectively. In addition, as of March 31, 2023, we had incurred an accumulated deficit of $755.4 million, total shareholders’ deficit amounted to $194.6 million, and cash and cash equivalents were $23.2 million. As of December 31, 2022, we had incurred an accumulated deficit of $725.2 million, total shareholders’ deficit amounted to $163.6 million, and cash and cash equivalents were $47.7 million. As of December 31, 2021, we had incurred an accumulated deficit of $519.0 million, total shareholders’ deficit amounted to $323.2 million, and cash and cash equivalents were $21.9 million.

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Our accumulated deficit and net losses have resulted primarily from the substantial investments required to grow our business, including the significant increase in recent periods in the number of hotels we operate, as well as finance costs that are non-operational in nature. We expect that these costs and investments will continue to increase as we continue to grow our business. We also intend to invest in maintaining our level of service and support, which we consider critical to our continued success, and we also expect to incur additional general and administrative expenses as a result of our growth. These expenditures will make it more difficult for us to achieve profitability, and we cannot predict whether we will achieve profitability for the foreseeable future.

Our operating costs and other expenses may be greater than we anticipate, and our investments to make our business and our operations more efficient may not be successful. Increases in our costs, expenses and investments may reduce our margins, increase the length of time it may take us to achieve profitability, and otherwise materially adversely affect our business, financial condition and results of operations. In addition, non-mature hotels and pipeline hotels may not generate revenue or cash flow comparable to those generated by our existing mature hotels, and our mature hotels may not be able to continue to generate existing levels of revenue or cash flow. For any of these reasons, we may be unable to achieve profitability for the foreseeable future and may face challenges in growing our cash flows.

The continuation of net losses in the future may adversely impact our ability and the ability of third-party funders to obtain capital, or increase our cost of capital, required to convert properties to our branded hotels.

We need substantial additional funding; however, our ability to obtain funding and the amount that we may raise is uncertain, and a lack of sufficient funding for our operations would have an adverse effect on our business.

Our operations require substantial additional funding, and management continues to actively seek and evaluate opportunities to raise additional funds through the issuance of equity or debt securities, non-core asset sales, arrangements with strategic partners and/or obtaining financing from financial institutions. Our ability to obtain additional financing is subject to several factors including market and economic conditions, the significant amount of capital required, the market price of our stock, our performance, and investor sentiment with respect to us and our business and industry. On June 26, 2023 and July 31, 2023, we entered into a series of binding agreements related to strategic debt and equity investments in us. While we have received approximately $14.0 million in funding in connection with such investments, the second tranche of $20 million remains subject to additional conditions and the third tranche of up to $20 million in funding is at the option of the investor. There is no guarantee when the second and third tranches will close or if they will close at all. If we are unable to raise substantial additional capital, our continuing operations may need to be scaled back, be curtailed or cease entirely.

In addition, certain of our loan facilities, including, without limitation, the $147.5 million aggregate principal amount of 2022 Convertible Notes issued at the closing of our business combination and the $50 million facility with Inter-American Investment Corporation, of which $39.4 million was drawn as of August 15, 2023 and which is partially guaranteed by us, contain various debt and other covenants, including a requirement under the 2022 Convertible Notes that we and our subsidiaries maintain an aggregate amount of $15 million in unrestricted cash until the end of February 2024. If we are unable to obtain additional funding, it may give rise to a default under one or more of those loan facilities and allow the lenders to exercise their remedies thereunder, including the acceleration of the outstanding amounts due under such facilities.

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Actions that we intend to take to reduce costs may not result in anticipated savings or operational efficiencies and could result in total costs and expenses that are greater than expected and disrupt our business.

As we have previously announced, we have launched a labor restructuring plan that is anticipated to impact over 350 full-time employees at the unit and corporate levels, with expected annual payroll savings of $5.8 million and a one-time restructuring cost of approximately $1.0 million. The restructuring is expected to be completed by the end of the third quarter of 2023. We may incur additional expenses associated with the labor restructuring not contemplated by our plan such as employment litigation costs, which may have an impact on other areas of our liabilities and obligations and contribute to losses in future periods. We may not realize, in full or in part, the anticipated benefits and savings from our labor restructuring due to unforeseen difficulties, delays or unexpected costs. If we are unable to realize the expected operational efficiencies and cost savings, our operating results and financial condition would be adversely affected.

Furthermore, ongoing implementation of our labor restructuring may be disruptive to our operations. For example, our workforce reduction could result in attrition beyond planned staff reductions, increased difficulties in our day-to-day operations, and reduced employee morale. If employees who were not affected by the reduction in force seek alternative employment, we could incur unplanned additional expense to ensure adequate resourcing and fail to attract and retain qualified management, sales and marketing personnel who are critical to our business. Our failure to do so could harm our business and our future performance.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus. We also will not receive any proceeds from the sale of securities by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We could receive up to an aggregate of approximately $19.7 million in cash proceeds if all of the Warrants registered for resale by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the Warrant Holders exercise the Warrants and if such Warrants are exercised for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the trading price of our Ordinary Shares and the spread between the exercise price of the Warrant and the trading price of our Ordinary Shares at the time of exercise. The exercise price of our (i) Public Warrants is $11.50 per share, (ii) Private Placement Warrants is as low as $2.00 per share, and (iii) Kibbutz Warrant is $1.50 per share, and the closing price of our Ordinary Shares as of August 15, 2023, was $0.83. Accordingly, we believe that it is currently unlikely that Warrant Holders will exercise their Warrants. For further details, see “Summary of the Prospectus,” “Risk Factors—The exercise price for our public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the public warrants are more likely to expire worthless,” which is incorporated by reference from our 2022 Annual Report. The likelihood that Warrant Holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the trading price for our Ordinary Shares remains less than the applicable exercise price per share, we believe our Warrant Holders will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, or we may not receive any cash proceeds at all. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash to continue to support our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” which is incorporated by reference from our 2022 Annual Report for additional information. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

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MARKET PRICE OF OUR SECURITIES

Our Ordinary Shares began trading on the Nasdaq Global Market under the symbol “SLNA”, and our Public Warrants began trading on the Nasdaq Global Market under the symbol “SLNAW”, in each case on October 27, 2022. On August 15, 2023, the closing sale prices of our Ordinary Shares and Public Warrants were $0.83 and $0.049, respectively.

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DESCRIPTION OF SECURITIES

Description of Ordinary Shares

General

Share Capital

Selina’s authorized share capital consists of Ordinary Shares, with par value $0.005064 (to six decimal places) per share, of which, 107,253,734 Ordinary Shares are issued and outstanding as of August 16, 2023.

Rights and Obligations

The rights and obligations attached to the Ordinary Shares are set out in full in the Articles of Association of Selina Hospitality PLC (the “Articles”), and all Ordinary Shares have the same rights and obligations, unless otherwise determined pursuant to the Articles. The Board may determine the issue prices and terms for shares or other securities, and may further determine any other provision relating to such issue of shares or securities. The following descriptions of the Articles are summaries and are qualified by reference to such articles. A copy of the Articles has been filed with the SEC as Exhibit 99.1 to a current report on Form 6-K filed by us on November 3, 2022.

Dividend Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Ordinary Shares have the right to receive dividends out of assets legally available at the times and in the amounts as the Selina Board may determine from time to time. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.

Under English law, we may pay dividends only if distributable profits are available for that purpose. Distributable profits are accumulated, realized profits not previously distributed or capitalized, less accumulated, realized losses not previously written off in a reduction or reorganization of capital. Even if distributable profits are available, we may only pay dividends if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves (including, for example, the share premium account) and the payment of the dividend does not reduce the amount of the net assets to less than that aggregate. Subject to these restrictions, our Board may recommend to holders of Ordinary Shares that a final dividend be declared and recommend the amount of any such dividend or determine whether to pay a distribution by way of an interim dividend, and the amount of any such interim dividend, but must take into account our financial position. Final dividends become a legal liability upon the later of the date they are declared and the date the shareholder approval expresses them to be payable. Interim dividends only become a legal liability at the point they are paid.

Any dividend unclaimed after a period of 12 years from the due date of payment of such dividend shall, if the Board so resolves, be forfeited and shall revert to us. In addition, the payment by the Board of any unclaimed dividend, interest or other sum payable on or in respect of an Ordinary Share into a separate account shall not constitute Selina as a trustee in respect thereof.

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Liquidation Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Ordinary Shares also have the right to participate in the surplus assets of Selina available for distribution in the event of a winding up or liquidation, voluntary or otherwise, in proportion to the amounts paid up or credited as paid up on such Ordinary Shares. A liquidator may, with the sanction of a special resolution and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of Selina and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.

Voting

There are currently no voting restrictions on the Ordinary Shares, all of which are fully-paid, and each share carries one vote on a poll. If votes are cast on a show of hands, each shareholder present in person or by proxy, or in the case of a corporation or other entity, by its duly authorized corporate representatives, has one vote. The same individual may be appointed as proxy or as a corporate representative by more than one shareholder.

Transfers of Shares

In accordance with English law, Ordinary Shares may be transferred by an instrument of transfer or (if title is held and transferred through a depositary or clearance service) through an electronic system. The transferor of an Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the share register. The Ordinary Shares are in registered form. Any Ordinary Shares may be held in uncertificated form.

Certain restrictions on transfer may be imposed from time to time by applicable laws and regulations (for example, insider trading laws) and pursuant to the Nasdaq listing rules and under the rules of some of our employee share plans.

Our Board can decline to register any transfer of any share which is not a fully-paid share or any transfer of any share on which it has a lien.

In the event that Ordinary Shares are held in certificated form, the Selina Board may also refuse to register the transfer of a certificated share unless the transfer is in respect of only one (1) class of share, is duly stamped (or certified as not chargeable to stamp duty) and is deposited to Selina’s registered office or any place the Selina Board may determine and is accompanied by the relevant share certificate or such other evidence the Selina Board may reasonably require. If the Selina Board refuses to register a transfer of a certificated share, they must send the transferee notice of the refusal within two months.

Subject to the provisions of the Articles, title to uncertificated Ordinary Shares may be transferred in accordance with the Uncertificated Securities Regulations 2001. The Selina Board is required to register a transfer of any uncertificated share in accordance with those regulations. The Selina Board may refuse to register any such transfer which is in favor of more than four persons jointly or in any other circumstance permitted by those regulations. Provisions of the Articles do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares by means of a relevant system.

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Pre-emption Rights

Under English law, directors require authority from shareholders, other than under certain types of employee share schemes, whenever shares are issued. Newly issued Ordinary Shares first must be offered to existing shareholders pro rata to their holdings subject to certain exemptions, for example, where Ordinary Shares are issued for non-cash consideration or in respect of certain types of employee share schemes, or where shareholders have, by special resolution, approved the disapplication of pre-emption rights.

In any circumstances where pre-emption rights have not been disapplied, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such Ordinary Shares would be offered to Selina shareholders.

Conversion or Redemption Rights

The Ordinary Shares will be neither convertible nor redeemable. However, as noted above, the Selina Board has the right to issue additional classes of shares and securities of Selina (including convertible securities and redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.

Variation of Rights

The rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by (i) the written consent of the holders of three quarters (3/4) in nominal value of the issued shares of that class or (ii) a special resolution passed at a general meeting of the shareholders of that class.

Capital Calls

The Selina Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to Selina as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 days’ notice provided by the Selina Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Selina Board. None of the Ordinary Shares in issue upon the Business Combination will be subject to a capital call.

Articles of Association and English Law Considerations

Directors

Number of Directors

Our Articles provide for a minimum of two and a maximum of twelve of directors, and that otherwise the number of directors shall be as determined by the Board from time to time. Pursuant to the 2023 Investors’ Rights Agreement, the number of directors shall consist of not more than seven directors.

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Appointment and Retirement of Directors

Shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a vacancy or as an addition to the existing directors.

Directors may also be appointed by the Selina Board, either to fill a casual vacancy or as an additional director so long as the total number of directors shall not exceed twelve. A director appointed by the Board holds office until the following annual general meeting and if not re-appointed at such annual general meeting shall vacate office at its conclusion.

Pursuant to the 2023 Investors’ Rights Agreement, until the date on which Osprey no longer owns a beneficial interest in the Company amounting to five percent, Osprey has the right to designate, in its sole discretion, two individuals, and replacements for such individuals, if applicable, to serve on the Board; provided, that at least one such designated individual shall be required to qualify as an “independent director” under Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2).

Directors may be appointed for a fixed term, following which that director shall retire. A retiring director shall be eligible for re-election, provided that if he or she is not elected or deemed to be re-elected, he or she shall hold office until the next annual general meeting elects someone in his place or if it does not do so, until the end of that meeting.

No person that is not a director retiring from the existing board is eligible for appointment as a director unless recommended by the Board, or unless not less than seven and not more than 42 days before the date appointed for the meeting a notice is given to Selina by a member expressing an intention to propose such person for appointment as a director, and such notice has also been signed by that person expressing a willingness to be elected.

Rotation of Directors

At every annual general meeting, there shall retire from office at least one third of the directors. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

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Duties of Directors

Under English law, a director owes various statutory and fiduciary duties to Selina, including:

●	to act in the way he or she considers, in good faith, would be most likely to promote the success of Selina for the benefit of its members as a whole;

●	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of Selina;

●	to act in accordance with Selina’s constitution and only exercise his or her powers for the purposes for which they are conferred;

●	to exercise independent judgment;

●	to exercise reasonable care, skill and diligence;

●	not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

●	to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with Selina.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee in such sums as may from time to time be determined by the directors, which fee may be paid in cash and/or equity. Each director may be paid all proper and reasonable expenses incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of Selina or separate meetings of the holders of any class of securities of Selina or otherwise in connection with the business of Selina.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of Selina, or who otherwise performs services which in the opinion of the Selina Board are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of fee, percentage of profits or otherwise as the Selina Board may determine.

Borrowing Powers

The Selina Board may exercise, or delegate to such committees as they deem appropriate, all the powers to borrow money and to mortgage or charge all or any part of Selina’s undertaking, property, assets (present or future) and uncalled capital and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of Selina or of any third party, subject to and in accordance with the U.K. Companies Act 2006 (the “Companies Act”).

Indemnity of Directors

Under our Articles, and subject to the provisions of the Companies Act, each of Selina’s directors is entitled to be indemnified by Selina against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to Selina of which he or she is a director.

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Shareholders’ Meetings

Timing

Each year, Selina will hold a general meeting of its shareholders in addition to any other meetings in that year, and will specify the meeting as such in the notice convening it. The annual general meeting must be held in the six-month period following Selina’s annual accounting reference date, but otherwise will be held at such time and place as the Selina Board may appoint.

Quorum

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes.

Requisitioning Shareholders’ Meetings

Subject to certain conditions being satisfied, (i) a shareholder or shareholders holding at least 5% of the paid-up capital of Selina carrying voting rights at general meetings can require the directors to call a general meeting; and (ii) a shareholder or shareholders can require resolutions to be put before an annual general meeting, if the request is made by:

●	a shareholder or shareholders representing at least 5% of the total voting rights of all the shareholders having a right to vote on the resolution at the annual general meeting (excluding voting rights attached to any treasury shares); or

●	at least 100 shareholders with the right to vote on the resolution at the annual general meeting and each holding, on average, at least £100 of paid-up share capital.

Exclusive Forum

The Articles provide that unless Selina by ordinary resolution consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Selina or its directors, officers or other employees, which may discourage lawsuits against Selina, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Articles.

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Other English Law Considerations

Amendments of Articles

Under English law, companies may only alter their articles of association by way of passing a special resolution of shareholders in general meeting.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for Selina and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.

If a takeover offer is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders or class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders.

U.K. City Code on Takeovers and Mergers

Based upon Selina’s current and intended plans for Selina’s directors and management, for the purposes of the Takeover Code, Selina will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to Selina. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Selina. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

●	acquires an interest in Selina shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of Selina shares; or

●	who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in Selina acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for Selina’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Disclosure of Interest in Shares

Section 793 of the Companies Act gives Selina the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of Selina’s shares, (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of Selina’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the Articles, Selina will withdraw certain voting rights of default shares if the relevant holder of default shares has failed to provide the information requested within the prescribed period after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Selina Board decides otherwise).

Reduction of Share Capital

Under English law, Selina may reduce or cancel its issued share capital only if the reduction of capital and its terms have been approved by a special resolution of shareholders at a general meeting and the reduction of capital has been confirmed by an English court.

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Description of Convertible Notes

2022 Convertible Notes

On October 27, 2022, we issued the convertible notes in the aggregate principal of $147.5.0 million (such notes, the “2022 Convertible Notes”). The Convertible Notes are governed by the Indenture. The 2022 Convertible Notes bear interest at a rate of 6.00% per annum, payable semiannually, are convertible into shares of Ordinary Shares at an initial conversion price of $11.50 (subject to adjustment as described in the Indenture) in accordance with the terms thereof, and shall mature on November 1, 2026. The full amount of the 2022 Convertible Notes remains outstanding and may not be redeemed or repaid by us prior to maturity. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Indenture, which is attached to the Registration Statement to which this prospectus forms a part.

Maturity and Interest

The 2022 Convertible Notes will mature on November 1, 2026, unless earlier converted or repurchased. The 2022 Convertible Notes will bear interest at a rate of 6.00% per annum until conversion, redemption or repurchase. Interest accrues from the issue date or from the most recent date on which interest has been paid. Interest is payable annually in arrears on each May 1 and November 1 of each year, commencing on May 1, 2023. Accrued interest on the 2022 Convertible Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

Ranking

The 2022 Convertible Notes are general senior obligations of ours and rank pari passu in right of payment with all of our existing and future senior indebtedness, and are effectively senior to all of our subordinated indebtedness.

Merger, Consolidation or Sale of Assets

Subject to certain provisions of the Indenture, we may not consolidate with, merge with or into, or sell, convey, transfer or lease, all or substantially all of our consolidated assets, taken as a whole, to another Person, unless: (i) the resulting, surviving or transferee Person, if not us, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not us) shall expressly assume, by supplemental indenture all of the obligations ours under the 2022 Convertible Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing under the Indenture; and (iii) if we are not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the Indenture and that such supplemental indenture is authorized or permitted by the Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.

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Our Mandatory Conversion Option

On or after October 27, 2023 and prior to the close of business on October 7, 2026, we may, at our option, elect to convert the principal amount of the 2022 Convertible Notes at maturity in whole but not in part if (x) the Last Reported Sale Price of the Ordinary Shares for at least twenty (20) Trading Days (whether or not consecutive) during the period of thirty (30) consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter (the “Mandatory Conversion Determination Date”) is greater than or equal to 140% of the Conversion Price on each applicable Trading Day and (y) the 30-Day ADTV ending on, and including, the Mandatory Conversion Determination Date is greater than or equal to $3,000,000 for the first two (2) years after the Issue Date and $2,000,000 thereafter (the “Company Mandatory Conversion Condition”).

If we exercise the Company Mandatory Conversion Right in accordance with the Indenture, then a Conversion Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a date of our choosing, provided that it is no more than thirty nor less than ten days after the notice is given. We will pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second business day immediately following the Mandatory Conversion Date.

Adjustment of Conversion Rate

The Conversion Rate will be adjusted from time to time by us if any of the following events occurs, except that we will not make any adjustments to the Conversion Rate if Holders of the 2022 Convertible Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of Ordinary Shares and solely as a result of holding the 2022 Convertible Notes, in any of the transactions described in this section, without having to convert their 2022 Convertible Notes, as if they held a number of Ordinary Shares equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of 2022 Convertible Notes held by such Holder.

If we exclusively issue Ordinary Shares as a dividend or distribution, or if we effect a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

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where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date or Effective Date, as applicable;
OS0	=	the number of shares of Ordinary Shares outstanding immediately prior to the open of business on such Record Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and
OS1	=	the number of shares of Ordinary Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

If we issue to all or substantially all holders of our Ordinary Shares any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than forty-five (45) calendar days after the announcement date of such issuance, to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Ordinary Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 = Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such issuance;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;
OS0	=	the number of Ordinary Shares outstanding immediately prior to the open of business on such Record Date;
X	=	the total number of Ordinary Shares issuable pursuant to such rights, options or warrants; and
Y	=	the number of Ordinary Shares equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the average of the Last Reported Sale Prices of the Ordinary Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

If we distribute Ordinary Shares, evidences of its indebtedness, other assets or property ours or rights, options or warrants to acquire our Ordinary Shares or other securities, to all or substantially all holders of Ordinary Shares, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was already effected, (ii) except as otherwise described in the shareholder right plans section of the Indenture, rights issued pursuant to any of our shareholder rights plan then in effect, (iii) certain dividends or distributions paid exclusively in cash, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of Ordinary Shares in a Share Exchange Event (as defined below), and (v) certain spin-offs, then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

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where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on such Record Date;
SP0	=	the average of the Last Reported Sale Prices of Ordinary Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and
FMV	=	the fair market value (as determined by the Board in good faith) of the distributed property with respect to each outstanding Ordinary Share on the Record Date for such distribution.

With respect to an adjustment pursuant where there has been a payment of a dividend or other distribution on the Ordinary Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	FMV0+ MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Ordinary Shares applicable to one share of the Ordinary Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Ordinary Shares were to such Capital Stock or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Record Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Ordinary Shares over the Valuation Period.

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If we pay or make any cash dividend or distribution to all or substantially all holders of the Ordinary Shares, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Ordinary Shares on the Trading Day immediately preceding the Record Date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to all or substantially all holders of the Ordinary Shares.

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for the Ordinary Shares that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Ordinary Shares exceeds the average of the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);
CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for Ordinary Shares purchased in such tender or exchange offer;
OS0	=	the number of Ordinary Shares outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of Ordinary Shares outstanding immediately after the Expiration Date (after giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices of the Ordinary Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

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Except as stated above and in this Indenture, we will not adjust the Conversion Rate for the issuance of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares or the right to purchase Ordinary Shares or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:

Adjustment of Prices

Whenever any provision of this Indenture requires us to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Board will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

Effect of Recapitalizations, Reclassifications and Changes of Ordinary Shares

In the case of: (i) any recapitalization, reclassification or similar change of the Ordinary Shares (other than changes in par value or resulting from a subdivision or combination), (ii) any consolidation, merger, combination or similar transaction involving us, (iii) any sale, lease or other transfer to a third party of all or substantially all of our consolidated assets, taken as a whole, or (iv) any statutory share exchange, in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount at maturity of 2022 Convertible Notes will be changed into a right to convert such principal amount at maturity of the 2022 Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ordinary Share is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, we or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount at maturity of 2022 Convertible Notes; provided, that at and after the effective time of the Share Exchange Event (A) we or our successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, in respect of the Interest Make-Whole Amount upon conversion of 2022 Convertible Notes, and (B) (I) any amount payable in cash upon conversion of the 2022 Convertible Notes will continue to be payable in cash, (II) any Ordinary Shares that we would have been required to deliver upon conversion of the 2022 Convertible Notes will instead be deliverable in the amount and type of Reference Property that a holder of that number of Ordinary Shares would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

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If the Share Exchange Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Ordinary Shares, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Ordinary Share. If the holders of the Ordinary Shares receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount at maturity of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per Ordinary Share in such Share Exchange Event and (B) we will satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second (2nd) Business Day immediately following the relevant Conversion Date. We will notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Article 13 of the Indenture with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof), other than cash and/or cash equivalents, of a Person other than us or the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of ours or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the 2022 Convertible Notes as the Board will reasonably consider necessary.

Events of Default

Each of the following events shall be an “Event of Default” with respect to the 2022 Convertible Notes:

●	default in any payment of interest on any 2022 Convertible Note when due and payable, and the default continues for a period of thirty (30) days;

●	default in the payment of all or any part of the Accreted Principal Amount or premium, if any, of any 2022 Convertible Note when due and payable on the Maturity Date, upon any required repurchase or redemption, upon declaration of acceleration or otherwise;

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●	failure by us to comply with its obligation to convert the 2022 Convertible Notes in accordance with this Indenture, and such failure continues for three (3) Business Days;

●	failure by us to issue a Fundamental Change Company Notice when due, and such failure continues for five (5) Business Days;

●	the amount of Unrestricted Cash held by us on a consolidated basis being in the aggregate less than $15,000,000 during the period from and including the Issue Date to and including February 27, 2024, calculated at the end of every calendar month in such period and in each case where the failure to be equal to or greater than such amount is not cured within 10 business days;

●	failure by us to comply with its obligations under Article 11 of the Indenture;

●	failure by us for sixty (60) days after receipt by us of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding has been received by us to comply with any of its other agreements contained in the Notes or this Indenture;

●	default by us with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $30,000,000 (or its foreign currency equivalent) in the aggregate, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to us by the Trustee or to us and the Trustee by Holders of at least 25% in aggregate principal amount at maturity of Notes then outstanding in accordance with this Indenture;

●	a final judgment or judgments for the payment of $30,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance policies issued by insurers believed by us in good faith to be credit-worthy) in the aggregate rendered against us, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

●	we commence a voluntary case or other proceeding seeking liquidation, reorganization or other similar relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due; or

●	an involuntary case or other proceeding shall be commenced against us seeking liquidation, reorganization or other similar relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

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If one or more Events of Default shall have occurred and be continuing, then, unless the Accreted Principal Amount of all of the 2022 Convertible Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders), may declare 100% of the Accreted Principal Amount of, premium, if any, on and accrued and unpaid interest on, all the 2022 Convertible Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable. If an Event of Default specified in the penultimate and last bullets above occurs and is continuing, 100% of the Accreted Principal Amount of, premium, if any, on and accrued and unpaid interest, if any, on, all 2022 Convertible Notes shall become and shall automatically be immediately due and payable.

Fundamental Change

If a Fundamental Change occurs prior to the maturity date, holders of the 2022 Convertible Notes will have the right to require us to repurchase all or any portion of their 2022 Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a repurchase price equal to the principal amount of the 2022 Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Following certain corporate events that occur prior to the maturity date or we exercise our mandatory conversion right in connection with such corporate events, we will in certain circumstances increase the conversion rate for a holder who elects to convert its 2022 Convertible Notes in connection with such corporate events or has been forced to convert its 2022 Convertible Notes in connection with such corporate events, as the case may be.

Pursuant to the Indenture, a Fundamental Change shall be deemed to have occurred at the time after the 2022 Convertible Notes are originally issued if any of the following occurs prior to the Maturity Date:

●	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Ordinary Shares representing more than 50% of the voting power of the Ordinary Shares;

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●	the consummation of (A) any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property and/or assets; (B) any share exchange, consolidation or merger pursuant to which the Ordinary Shares will be converted into or exchanged for cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets, to any Person other than one or more of our direct or indirect subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Ordinary Shares solely into Ordinary Shares of the surviving entity shall be a Fundamental Change;

●	our shareholders approve any plan or proposal for our liquidation or dissolution; or

●	the Ordinary Shares (or other Common Equity underlying the 2022 Convertible Notes) cease to be listed or quoted on any Eligible Market;

provided, however, that a transaction or transactions described in the first two bullets above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of Ordinary Shares that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the 2022 Convertible Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights.

Any event, transaction or series of related transactions that constitute a Fundamental Change under the first two bullets above (determined without regard to the proviso in the second bullet above) shall be deemed to be a Fundamental Change solely under the second bullet above (and, for the avoidance of doubt, shall be subject to the proviso in the second bullet above).

Governing Law

The Indenture and the 2022 Convertible Notes are governed by, and construed in accordance with, the laws of the State of New York.

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Trustee

Wilmington Trust, National Association is the trustee under the Indenture governing the 2022 Convertible Notes.

Description of Private Notes

On March 25, 2020 Selina and Selina One entered into a Convertible Note Instrument with certain noteholders (the “Convertible Note Instrument”) for the issuance of up to $90 million principal amount of 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million. As of the date of the filing of this prospectus, a single note is outstanding (the “Outstanding Note”) with an original principal amount of $1.0 million. Selina’s indebtedness under the Outstanding Note is secured by a first ranking pledge over the shares of Selina One and is guaranteed by Selina One.

Pursuant to the Convertible Note Instrument, Selina was to have redeemed the Outstanding Note on the earlier of June 30, 2023 or the occurrence of certain insolvency, default or change of control events, in each case, subject to the terms of the Convertible Note Instrument.

In the case of redemption upon an insolvency event or change of control, Selina must pay two times the par value in respect of the principal amount of the Outstanding Note, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) June 30, 2023 and default interest at the rate of 16% per annum in respect of the period on and from June 30, 2023 up to (but excluding) the date of redemption.

In the case of redemption following a Noteholder declared event of default, Selina must pay the par value of the principal amount the Outstanding Note, together with the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption (or, if an insolvency event has occurred prior to the redemption of the Outstanding Note in full, at two times the par value of the principal amount of the Outstanding Notes, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption).

Selina did not redeem the Outstanding Note as of June 30, 2023 and is currently in negotiations with the holder of the Outstanding Note in respect of its redemption and other payment obligations thereunder.

Pursuant to the Convertible Note Instrument, subject to certain exceptions, Selina and Selina One are subject to customary restrictive covenants, including: (i) encumbering its assets (including entering into arrangements in the nature of granting security); (ii) raising finance; (iii) disposing of all or any of its business or material assets; (iv) making distributions or other returns of capital in respect of shares (including redemptions and repurchases); (v) engaging or permitting a subsidiary to engage in a different business; (vi) entering into a merger, consolidation or other reconstruction transaction; (vii) acquiring, own or make an investment in any entity other than a group company; or (viii) entering into a material transaction with an affiliate. Selina and Selina One also give certain positive covenants, including covenants to comply with applicable laws and preserve and protect their respective assets.

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The Outstanding Note may not be transferred other than to a permitted affiliate transferee or with the consent of Selina and cannot be amended without the consent of Selina and the holder of the Outstanding Note.

Description of Osprey Notes

Pursuant to Secured Convertible Promissory Notes entered into on June 26, 2023 and July 31, 2023, a subsidiary of Selina, Selina Management Company UK Ltd (the “Borrower”), borrowed $11.1 and $4.4 million, respectively (collectively, the “Osprey Convertible Notes”), The Osprey Convertible Notes included an original issue discount of 10%, with the first and second Osprey Convertible Note having a 3.0% and 1.5% origination fees, respectively. Subsequent Osprey Convertible Notes may be issued in principal amounts up to $11.1 million,. Each Osprey Convertible Note will have a term of five years, with Osprey having a put option, from and after the third anniversary of each Osprey Convertible Note, to require the Borrower to repay the Osprey Convertible Notes upon 30 days’ notice. The Osprey Convertible Notes will bear interest at a rate of 12% per annum, with 6% annualized interest being payable in kind (“PIK”), to be accrued and payable in cash at maturity, or at the option of Osprey, in equity at maturity based on a share price of $1.50 per share, and 6% annualized interest being payable in cash on or before December 31, 2023 of each year; provided that if 80% of the 2022 Convertible Notes are exchanged for notes that provide for PIK interest or the 2022 Convertible Notes are otherwise amended to provide for 80% of the interest payable thereunder to be PIK interest, then all 12% interest accruing under the Osprey Convertible Notes will be PIK interest.

The obligations of the Borrower under the Osprey Convertible Notes will be guaranteed, under unsecured guarantees, by Selina and certain direct and indirect subsidiaries of Selina (the Borrower and the guarantors collectively, the “Obligors”). In addition, Osprey requires, as a fundamental condition to the closing of each loan under an Osprey Convertible Note, that such Osprey Convertible Note will be secured by guarantees provided by Kibbutz and personal guarantees provided by Messrs. Museri and Rudasevski (collectively, the “Related Party Guarantees”).

The Osprey Convertible Notes also will be secured by (i) a pledge of shares of the Selina Operations US Corp. (to be implemented within 120 days after closing of such notes), (ii) a pledge of the bank account of the Borrower, (iii) a pledge and account control arrangement in respect of the bank account of Selina Operations US Corp., (iv) a pledge of shares of Selina RY Holding, Inc. and its subsidiaries, and (v) a pledge of the Selina brand and related intellectual property (to be implemented within 60 days after closing of such notes).

If by June 30, 2024, the combined Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) of all collateral providers and guarantors under the Osprey Convertible Notes is less than $5 million per Osprey Convertible Note issued to Osprey in the principal amount of $11.1 million (as may be adjusted on a pro-rata basis for notes issued for less than $11.1 million), then the Borrower must either (i) ensure that additional collateral is provided to Osprey such that the total EBITDA of the collateral providers and guarantors meets the EBITDA threshold, or (ii) pay down the principal amount of the outstanding notes such that the debt-to-EBITDA ratio for the 12 months ending June 30, 2024 is 2 to 1 or less.

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Osprey will have the right, at its option after the 12-month anniversary of each Osprey Convertible Note, to convert the principal amount of each Osprey Convertible Note into Ordinary Shares of Selina at $1.50 per share. Additionally, Osprey has the right to convert the Osprey Convertible Notes into equity of RY Holding Inc. (“Selina RY”). Specifically, Osprey may convert the principal amount of the first Osprey Convertible Note and the second Osprey Convertible Note into 37.7% and 15% of the share capital of Selina RY, respectively. Additionally, the accrued and unpaid interest on the Osprey Convertible Notes will be payable at the time of any such conversion at the option of Osprey, (a) in cash, (b) in our Ordinary Shares based on a $1.50 share price, or (c) an additional equity in Selina RY based on the ratio with the numerator being the amount of accrued and unpaid interest at the time and the denominator being $29.5 million.

If after the 12-month anniversary of the issuance of each Osprey Convertible Note (i) the closing share price of our Ordinary Shares is greater than $6.00 per share for at least 60 consecutive trading days, and (ii) the average daily trading volume of the Ordinary Shares during such period is equal to or greater than five million shares per day, then the Borrower may require the conversion of the principal amount of the Osprey Convertible Note into Ordinary Shares at $1.50 per share and in such event, the accrued and unpaid interest will be payable at such time in cash or, at the election of Osprey, in equity based on a $1.50 share price.

In connection with both the Osprey conversion right and the Borrower conversion right, Osprey may extend the 12-month non-conversion period by an additional year if Osprey anticipates, acting in good faith and based on information and/or estimates provided by Selina, that Selina shall not have a positive Free Cash Flow by the end of such period.

The Borrower may prepay each Osprey Convertible Note in cash, subject to a minimum prepayment of $5.0 million in the case of the first Osprey Convertible Note, and $4.0 million in the case of the second Osprey Convertible Note, and in such event Osprey will be entitled to receive warrants to acquire such number of Ordinary Shares determined by taking the principal amount of the Osprey Convertible Note plus accrued and unpaid interest and dividing that by $1.50 per share.

Each Osprey Convertible Note contains certain mandatory prepayment events in case of a going concern emphasis of matter statement in the audit opinion of any Obligor or Selina’s failure to obtain shareholder approval for the issuance of such number of additional Ordinary Shares as may be required to complete the funding of the investments as described elsewhere in this prospectus.

So long as a portion of each Osprey Convertible Note remains outstanding, Selina and the Obligors thereunder shall not enter into any transaction or series of transactions to issue debt or equity or warrants to a party, in each case having a value of $0.5 million or more and excluding transactions where shares are issued to settle liabilities of Selina or its affiliates and/or local partner loan arrangements, without first notifying Osprey and offering Osprey the right to modify the Osprey Convertible Note to match the terms of the debt or, with regard to equity or warrants, giving Osprey the right to participate in such transaction on terms no worse than the other person.

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The following covenants are included within each Osprey Convertible Note:

(i) Selina will use its best efforts to take such actions that would allow it to service its current debt obligations with no more than $27 million of cash in 2023 and no more than $20 million of cash in 2024, provided that Selina shall have the flexibility to equitize debt, PIK or defer interest payments, or take other measures to reduce the liabilities, and in case the target is not achieved for a year, the interest rate under the Osprey Convertible Note will increase by 50 basis points for each $1 million above target, retroactive to funding date and subject to a maximum increase of 250 basis points.

(ii) For other accrued liabilities of Selina and its subsidiaries, as such liabilities are defined in the Osprey Convertible Note, Selina will have the right to utilize the following funds to pay such liabilities (a) from the first $40 million of cash raised, 4% of such amounts, and (b) starting in July 2023, an average of $500,000 per month or 15% of consolidated unlevered Free Cash Flow of Selina, if any, on a quarterly basis.

(iii) An additional contingency of $1 million per year may be used by Selina, subject to approval by its Board (including the consent of the designated nominee of Osprey) to prevent a default or settle a claim in connection with any of the above liabilities.

(iv) Selina will use its best efforts to take such actions that would allow it to achieve an average rent reduction of $800,000 per month ($9.6 million in the aggregate) for each of the 2023 and 2024 financial years, which reductions may be achieved through the deferral of rent beyond 2024, subject to no rental increases being agreed as part of the deferral, the abatement or the equitization of rent or a combination of these measures; if Selina does not achieve the target for a year, then in lieu of other remedies, the interest payable under the Osprey Convertible Note will be increased by 50 basis points for each $1 million below the target for a particular year, with retroactive effect from the funding date and subject to a maximum increase of 250 basis points.

(v) Any expansion into a new country or signing a lease for a new hotel in a country having a negative Unit Level Operating Profit during the most recently completed fiscal quarter shall require the approval of a majority of the Board, including one of the designated directors of Osprey.

(vi) Once a corporate overhead budget of Selina has been agreed by Osprey and Selina, Selina will use its best efforts to not exceed corporate overhead expense line items, in the aggregate, of $26 million (an average of $2.17 million per month) and public company costs of $4 million, and an agreed schedule of employee liabilities, for each of the 2023 and 2024 financial years and in case the budget target is not achieved for a year, the interest rate under the Osprey Convertible Note will increase by 50 basis points for each $1 million above target, retroactive to funding date and subject to a maximum increase of 250 basis points.

(vii) Selina will use its best efforts to convene a shareholder meeting within 120 days from the closing of such Osprey Convertible Note and to obtain approval to allot, on a non-pre-emptive basis, such number of Ordinary Shares as shall be required to meet the funding of the investments described elsewhere in this prospectus.

In addition to the foregoing covenants, each Osprey Convertible Note contains additional restrictive covenants, negative pledge restrictions and default provisions.

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In connection with the Osprey Convertible Notes, Osprey will have the option, for a term of five years, to acquire 67.8% of Selina RY Holding, Inc. for a purchase price of $20,000,000. Osprey also will have the right to appoint one director to the Board of Directors of Selina RY Holding, Inc. and replacements for such director.

Selina and the Borrower will, as applicable, pay any withholding, transfer, stamp, registration, issuance, documentary or similar taxes or duties that may be payable in connection with the Osprey Convertible Note and/or the issuance of shares upon the conversion of each Osprey Convertible Note.

Any subsequent Osprey Convertible Notes to be entered as part of the third tranche, if applicable, of funding will be substantially similar in form.

Description of 2023 Private Placement Convertible Notes

On May 4, 2023 we issued to certain private placement investors 912,656 Ordinary Shares issuable upon conversion of convertible notes (the “2023 Private Placement Convertible Notes”) in the aggregate amount of $147,500 to two holders. The 2023 Private Placement Convertible Notes will mature on May 3, 2024, unless earlier converted or repurchased. The 2023 Private Placement Convertible Notes bear interest at a rate of 18.0% per annum on a daily basis until paid in full.

Selina may make payments due and payable under the 2023 Private Placement Convertible Notes in cash or by the issuance of Ordinary Shares. If payments are made in the form of Ordinary Shares, the number of Ordinary Shares issuable will be determined by dividing 125.0% of the outstanding principal and interest under the applicable note by the applicable conversion price. In addition, on or after August 2, 2023, the 2023 Private Placement Convertible Notes may be converted into that number of Ordinary Shares determined by dividing the outstanding principal and interest under the applicable note by the applicable conversion price. For purpose of the 2023 Private Placement Convertible Notes, the conversion price will be equal to the previous day’s closing price of the Ordinary Shares on the Nasdaq Global Market, provided that the conversion price will not be lower than (i) $0.40, in the case of the settlement of the 2023 Private Placement Convertible Note for Ordinary Shares, and (i) $0.75, in the case of the conversion of the 2023 Private Placement Convertible Note for Ordinary Shares. At any time on or after August 2, 2023 a holder of a 2023 Private Placement Convertible Note has a right, upon 10 calendar days’ notice, to require Selina to repay such holder’s 2023 Private Placement Convertible Note in full.

The 2023 Private Placement Convertible Notes are subordinate to all interest and/or other amounts accrued or otherwise owing under the Indenture.

Description of Warrants

Public Warrants

Commencing on November 28, 2022 (i.e. the first trading day after 30 days after the closing of the business combination), each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on October 27, 2027 (i.e. the five year anniversary of the closing of the business combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Ordinary Shares pursuant to the exercise for cash of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable and we are not obligated to issue an Ordinary Share upon exercise of a Public Warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

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We are obligated to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Public Warrants, and use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants is not effective by December 27, 2022 (i.e., 60 business days after closing of the business combination), holders of Public Warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise its Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if Ordinary Shares are at the time of any exercise of a Public Warrant are not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Public Warrant for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Ordinary Shares over the exercise price of the Public Warrants by (y) the fair market value of the Ordinary Shares. Under the Warrant Agreement, the fair market value of the Ordinary Shares means the volume weighted average price of the Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

Redemption. Once the Public Warrants become exercisable, we may redeem not less than all of the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days prior written notice of redemption to each holder of a Public Warrant; and

●	if, and only if, the reported last sale price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant Holders equals or exceeds $18.00 per share.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each holder of a Public Warrant will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

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If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Public Warrants, multiplied by the excess of the fair market value of the Ordinary Shares (as defined above) over the exercise price of the Public Warrants by (y) the fair market value of the Ordinary Shares.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of shares of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value (as defined above) will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) specified ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

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Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of a merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Public Warrants and receive Ordinary Shares.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of Ordinary Shares to be issued to the Warrant holder.

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BOA Private Placement Warrants

In connection with the closing of Selina’s business combination, 6,575,000 warrants (the “BOA Private Placement Warrants”) originally issued to Bet on America LLC were assigned to and assumed by Selina. The BOA Private Placement Warrants (including the Ordinary Shares issuable upon exercise of the BOA Private Placement Warrants) became transferable, assignable and salable upon 30 days after the completion of the business combination (except, among other limited exceptions, to Selina’s officers and directors and other persons or entities affiliated with the Sponsor).

The BOA Private Placement Warrants will not be redeemable by Selina so long as we are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the BOA Private Placement Warrants on a cashless basis. Except as described below, the BOA Private Placement Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the BOA Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the BOA Private Placement Warrants will be redeemable by Selina and exercisable by the holders on the same basis as the public warrants.

If holders of the BOA Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

2022 Convertible Note Warrants

In connection with the issuance of the 2022 Convertible Notes, each holder thereof received a warrant to purchase a number of Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note may convert (the “2022 Convertible Note Warrants”). The 2022 Convertible Note Warrants were issued pursuant to the terms of a warrant certificate, which incorporates by reference terms from the Amended and Restated Warrant Agreement that was entered into concurrently with the closing of the business combination. The 2022 Convertible Note Warrants have an exercise price of $11.50 per share, subject to adjustment and are identical to the Public Warrants in all other material respects, except (i) the 2022 Convertible Note Warrants are not subject to redemption and (ii) the 2022 Convertible Note Warrant holder may exercise such warrant on a cashless basis under the circumstances described in the related Amended and Restated Warrant Agreement.

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Osprey and Kibbutz Warrants

Selina has entered into an amended and restated private warrant agreement with Osprey and Kibbutz (the “Subscription Warrant Agreement”) pursuant to which Selina will issue to Osprey upon the closing of an Osprey Convertible Note investment or an acquisition of Ordinary Shares by Osprey, as applicable, warrants to purchase Ordinary Shares of the Selina at an exercise price of $1.50 per share, which warrants will have a five-year term. The exercise price for the warrants granted to Osprey will be $1.50 per share, which price may be reset during the last three months of the term of the Osprey Warrants.

In connection with each Osprey Convertible Note investment, Osprey will receive 100% warrant coverage based on the number of Ordinary Shares into which the principal amount of each such Osprey Convertible Note may convert. With regard to each acquisition of Ordinary Shares by Osprey, Osprey will receive a number of warrants corresponding to 50% of the Ordinary Shares it receives pursuant to such investment. For subsequent acquisitions of Ordinary Shares by Osprey, if any, Osprey would receive a similar proportion of warrants for each investment and such warrants would be granted on the same terms. Osprey received 7,407,407 warrants in connection with the funding of the first Osprey Convertible Note and 2,962,963 warrants in connection with the funding of the second Osprey Convertible Note.

Osprey also may receive certain “prepayment warrants” under the Subscription Warrant Agreement, concurrently with any prepayment by the Borrower of all or a portion of an Osprey Convertible Note, which prepayment warrants will have the same terms as the other warrants described above.

In addition, Kibbutz will receive, subject to the terms and conditions of the Subscription Warrant Agreement, warrants to acquire up to 3,500,000 additional Ordinary Shares in exchange for providing the Related Party Guarantees to Osprey as described in the “Description of Convertible Notes” section above, with 50% of those warrants to be provided upon funding of the first Osprey Convertible Note and the remaining 50% to be granted to Kibbutz upon the funding of the second Osprey Convertible Note of $10 million or more, to the extent applicable (the “Kibbutz Fee Warrants”). The Kibbutz Fee Warrants are exercisable at a price of $1.50 per share. Kibbutz received 50 percent, or 1,750,00 warrants, in connection with the funding of the first Osprey Convertible Note and 700,000 warrants in connection with the funding of the second Osprey Convertible Note, subject to certain contingencies. The Kibbutz Fee Warrants expire five years after the subscription date.

The warrants issued pursuant to the Subscription Warrant Agreement may be exercised from the first anniversary of the date of the Subscription Agreement and the Osprey Convertible Notes, to the earlier of (i) the fifth anniversary of such date; (ii) liquidation of the Company; or (iii) redemption of the warrants by the Company (the “Exercise Period”). The warrants initially will be in private form, and upon registration of such warrants with the SEC, and following a transfer as provided therein, the warrants may become publicly traded warrants.

The warrants are subject to customary adjustment provisions in the event of certain corporate events, such as the issuance of dividends. Further, the Company has the right to redeem the warrants in whole, subject to the warrants becoming Public Warrants at any time during the Exercise Period, at a price of $0.01 per warrant, subject to certain minimum price and volume of trading conditions.

Private Placement Warrants

Selina has entered into a series of subscription agreements with three separate investors pursuant to which Selina agreed to issue an aggregate of 428,202 Private Placement Warrants, one third of which have an exercise price of $2.00 per Ordinary Share, one third of which have an exercise price of $2.50 per Ordinary Share, and the remaining one third of which have an exercise price of $3.00 per Ordinary Share. Of the 428,202 Private Placement Warrants, 253,377 Private Placement Warrants expire on March 30, 2026 and the remaining 174,825 Private Placement Warrants expire on April 11, 2026. The characteristics of the Private Placement Warrants are materially consistent with the 2022 Convertible Note Warrants, other than in respect of the exercise price and the term.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SELINA PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each person known by us to beneficially own 5% or more of the outstanding Ordinary Shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days through the exercise of any option, warrant or any other right. The percentage ownership in the table below is based on 106,250,277 Ordinary Shares outstanding as of July 7, 2023.

Name of beneficial owner (1)	Number of shares	Percentage
5% or greater Shareholders
Kibbutz Holding S.a.r.l. (2)	20,841,331	19.3%
Dekel Development Holding, S.A. (3)	15,491,847	14.6%
Bet on America LLC (4)	11,288,375	10.0%
Gomez Cayman SPV Limited (5)	10,530,570	9.9%
166 2nd LLC (6)	8,873,130	8.4%
Selina Growth Fund S.C.Sp. (2)(7)	7,674,211	7.2%
Renaissance Charitable Foundation Inc. (8)	7,569,997	7.1%
YAM at Selina Ops LP	7,488,178	7.0%
CIBanco, S.A., Institución de Banca Múltiple (5)(9)	5,675,096	5.2%
AI Workstay Holdings LLC (10)	5,265,573	5.0%
Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver (5)(11)	2,548,257	2.4%
Directors and executive officers
Catherine Dunleavy	—	—
Eric J Foss	—	—
Eileen Moore Johnson	—	—
Adi Soffer Teeni	—	—
Richard Stoddart	—	—
Alan Bowers	—
Rafael Museri (2)(12)(13)	29,010,484	26.8%
Daniel Rudasevski (2)(12)(14)	28,998,804	26.8%
Eyal Amzallag (15)	16,972	*
Jonathon Grech (16)	32,044	*
Lena Katz (17)	6,542	*
Sam Khazary (18)	146,874	*
Barbara Zubiria (19)	68,976	*
All directors and executive officers as a group	88,926,829	75.6%

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*	Denotes a holding of less than 1%.

(1)	Unless otherwise indicated, the business address of each individual is c/o Selina Hospitality PLC, 27 Old Gloucester Street, London WC1N 3AX, United Kingdom.
(2)	The securities reflected herein are comprised of the following securities held by Kibbutz Holding S.a.r.l. (“Kibbutz”): (i) 1,278,261 Ordinary Shares issuable upon the conversion of the 2022 Convertible Notes, (ii) 426,044 Ordinary Shares issuable upon the exercise of the 2022 Convertible Note Warrants, and (iii) 3,645,179 shares held prior to giving effect to the business combination with BOA, and 15,491,847 Legacy Shares held directly by Dekel Development Holding, S.A. (“Dekel”), of which Kibbutz owns all of the issued and outstanding share capital. Messrs. Museri and Rudasevski are directors of Kibbutz and Dekel, and Mr. Museri and Mr. Rudasavski each hold a 32.315% interest in Kibbutz and a 25% interest in the general partner of the Selina Growth Fund S.C.Sp. The business address for Kibbutz Holding S.a.r.l. is 5, rue Guillaume J Kroll, I-1882 Luxembourg, Luxembourg. The business address for Dekel is Edificio Heurtematte & Cia., La Avenida Central (La Peatonal), San Felipe, La Ciudad de Panamá, Panamá.
(3)	Dekel is a wholly-owned subsidiary of Kibbutz. Each of Messrs. Museri and Rudasevski disclaims beneficial ownership of any of these shares except to the extent of any pecuniary interest therein.
(4)	The control member of Bet on America LLC is Bet on America Holdings LLC. The members of Bet on America Holdings LLC are Brian Friedman and Benjamin Friedman, and they may be deemed to have shared beneficial ownership of the securities held directly by the record holder. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The number of securities beneficially owned by Bet on America LLC is comprised of (i) 4,275,875 Ordinary Shares held by Bet on America LLC, (ii) 6,575,000 BOA Private Placement Warrants and exercisable into Ordinary Shares at the holder’s option for an exercise price of $11.50, and (ii) 437,500 Ordinary Shares held by Bet on America Holdings LLC. The business address for Bet on America LLC and Bet on America Holdings LLC is 2600 Virginia Avenue NW, Suite T23 Management Office, Washington, D.C. 20037, USA. The members of Bet on America Holdings LLC are Brian Friedman and Benjamin Friedman, and, as such, they have voting and investment discretion with respect to the holdings of Bet on America Holdings LLC.
(5)	The business address for Gomez Cayman SPV Limited is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Gomez Cayman SPV Limited is beneficially owned by Colony Latin America Fund II, LP, the general partner of which is managed by Southlight Capital. Colony Latin America Fund II, LP has other limited partners, each of which has a beneficial ownership interest of between 5% and 30%. The managers of Gomez Cayman SPV Limited and CIBanco, S.A. Institución de Banca Múltiple are under common control by the SouthLight Capital group.
(6)	The business address for 166 2nd LLC is 88 University Place, New York, NY 10003, USA. Adam Neumann, who is the controlling owner of 166 2nd LLC, may be deemed to have beneficial ownership of the securities held directly by 166 2nd LLC and disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein.
(7)	The business address for Selina Growth Fund S.C.Sp. is 5, rue Guillaume J Kroll, I-1882 Luxembourg, Luxembourg.
(8)	The business address for Renaissance Charitable Foundation Inc. (the “Foundation”) is 8910 Purdue Road, Suite 555, Indianapolis, IN 46268, USA. The Foundation is a §501(c)(3) publicly-supported charity that is controlled by its Board of Directors and appointed officers. Gregory Baker serves as its President and Chairperson of the Foundation. Adam Neumann, a controlling owner of 166 2nd LLC, has the ability to provide non-binding advice to the foundation regarding investments and grants; however, neither 166 2nd LLC nor Mr. Neumann (nor any of Mr. Neumann’s family members) has decision-making authority over the securities held by the Foundation.
(9)	The ownership interest of CIBanco, S.A. Institución de Banca Múltiple includes 1,539,130 Ordinary Shares issuable upon the conversion of the 2022 Convertible Notes and 512,992 Ordinary Shares issuable upon the exercise of the 2022 Convertible Note Warrants. The business address for CIBanco, S.A. Institución de Banca Múltiple is Cordillera de Los Andes 265 P-3, Lomas de Chapultepec, Ciudad de México, Mexico.
(10)	The business address for AI Workstay Holdings LLC is c/o Access Industries Management LLC, 40 West 57th St., 28th Floor, New York, NY 10019, USA. Sir Leonard Blavatnik has a controlling beneficial interest in AI Workstay Holdings LLC.

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(11)	Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver, is co-managed by CIBanco, S.A. Institución de Banca Múltiple and an urelated party, Banco Invex, S.A, Institución de Banca Múltiple, Invex Grupo Financiero, with CIBanco, S.A. Institución de Banca Múltiple having a controlling voting interest. The business address for Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver is Montes Urales No. 620, piso 1, Lomas de Chapultepec, 11000, Ciudad de México, México.
(12)	Consists of the shares held of record by Kibbutz and Dekel, and 470,860 Ordinary Shares issuable upon the exercise of a fully vested option.
(13)	The securities reflected herein are comprised of (i) 14,991 vested restricted share units; (ii) 470,860 vested options exercisable into Ordinary Shares; (iii) the following securities held by Kibbutz: (a) 1,278,261 Ordinary Shares issuable upon the conversion of the 2022 Convertible Notes, (b) 426,044 Ordinary Shares issuable upon the exercise of the 2022 Convertible Note Warrants, and (c) 3,645,179 Legacy Shares; (iv) 15,491,847 Legacy Shares held directly by Dekel; (v) 7,674,211 Ordinary Shares held by Selina Growth Fund S.C.Sp.; and (vi) 9,091 shares held of record by Mr. Museri’s wife.
(14)	The securities reflected herein are comprised of (i) 8,994 vested restricted share units; (ii) 470,860 vested options exercisable into Ordinary Shares; (iii) the following securities held by Kibbutz: (a) 1,278,261 Ordinary Shares issuable upon the conversion of the 2022 Convertible Notes, (b) 426,044 Ordinary Shares issuable upon the exercise of the 2022 Convertible Note Warrants, and (c) 3,645,179 Legacy Shares; (iv) 15,491,847 Legacy Shares held directly by Dekel; (v) 7,674,211 Ordinary Shares held by Selina Growth Fund S.C.Sp.; and (vi) 3,408 shares held of record by Mr. Rudasevski’s brother.
(15)	Consists entirely of Ordinary Shares issuable upon the exercise of vested options.
(16)	Consists of (i) 13,373 vested restricted share units, and (ii) 18,671 Ordinary Shares issuable upon the exercise of vested options.
(17)	Consists entirely of vested restricted share units.
(18)	Consists of (i) 133,333 vested restricted share units, and (ii) 13,541 Ordinary Shares issuable upon the exercise of vested options.
(19)	Consists of (i) 29,484 vested restricted share units, and (ii) 35,570 Ordinary Shares issuable upon the exercise of vested options.

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ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Selina has 107,253,734 Ordinary Shares issued and outstanding. All of the securities issued in connection with this prospectus are freely transferable by persons other than by Selina’s “affiliates” without restriction or further registration under the Securities Act We expect the Ordinary Shares underlying the Warrants to be freely transferable upon such exercise. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of Selina’s Ordinary Shares.

Registration Rights

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Selina at the time of, or at any time during the three months preceding, a sale and (ii) Selina has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Selina was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares for at least six months but who are affiliates of Selina at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Selina’s Ordinary Shares then outstanding; or

●	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Selina under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Selina.

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SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 8,651,624 Ordinary Shares by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the limited partners, members, donees, pledgees, transferees, assignees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of August 15, 2023, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

	Ordinary Shares
Name	Beneficially Owned Prior to Offering	Registered for Resale Hereby	Beneficially Owned After Offering(1)(2)	%(1)(2)
YAM at Selina Ops LP(3)	7,488,178	3,820,000	3,668,178	3.4%
Resort America LLC(4)	137,286	137,286	—	—
Doron Domb(5)	300,000	150,000	150,000	*
Northland Securities, Inc.(6)	101,824	101,824	—	—
Adi Marom(7)	506,755	506,755	—	—
Shani Investments Ltd(8)	1,675,126	253,377	1,421,749	1.3%
Jacob Tal Living Trust(9)	689,762	524,475	165,287	*
Myriad Global Macro Fund Limited(10)	328,571	328,571	—	—
K2 Principal Fund L.P.(11)	641,015	331,875	309,140	*
Skaana Management L.P.(12)	1,181,564	580,781	600,783	*
Kibbutz Holding S.a.r.l(13)	19,137,026	1,750,000	17,387,026	16.2%
Zeal Ventures Investment Company(14)	109,712	84,112	25,600	*
Equity Animal LLC(15)	104,791	82,658	22,223	*

*	less than one percent (1%)
(1)	Assumes the sale of all Registered Securities offered in this prospectus, as applicable.
(2)	The percentage of Ordinary Shares beneficially owned is computed as of August 15, 2023, and on the basis of 107,253,734 Ordinary Shares outstanding.
(3)	The address of YAM at Selina Ops LP is 915 Ladbroke Lane, Alpharetta, GA 30022.
(4)	The address of Resort America LLC is 3334 East Coast Highway, Suite 517, Corona Del Mar, CA 92625.
(5)	The address of Mr. Doron Domb is Bugrashov 58 street apt 2, Tel Aviv, Israel.
(6)	The address of Northland Securities, Inc. is Northland Securities, Inc., 150 South 5th Street, Suite 3300, Minneapolis, MN 55402.
(7)	The address of Adi Marom is 17 Hatikva Street, Ramat Hasharon, Israel 47212. The number of Ordinary Shares registered hereby is comprised of (i) 337,837 Ordinary Shares, and (ii) 168,918 Ordinary Shares issuable upon exercise of Private Placement Warrants.
(8)	The address of Shani Investments Ltd (Transferred to Gerlach & Co.) is Newport house, 15 The Grange, St. Peter Port, GY12QL, Guernsey. The number of Ordinary Shares registered hereby is comprised of (i) 168,918 Ordinary Shares, and (ii) 84,459 Ordinary Shares issuable upon exercise of Private Placement Warrants.
(9)	The address of Jacob Tal Living Trust is 537 Marina Blvd., San Francisco, CA 94123. The number of Ordinary Shares registered hereby is comprised of (i) 349,650 Ordinary Shares, and (ii) 174,825 Ordinary Shares issuable upon exercise of Private Placement Warrants.
(10)	The address of Myriad Global Macro Fund Limited is 525 Okeechobee Blvd., Suite 1140, West Palm Beach, Florida 33401. The number of Ordinary Shares beneficially owned by Myriad Global Macro Fund Limited does not take into account any securities beneficially owned by Myriad Opportunities Master Fund Limited.
(11)	The address of K2 Principal Fund L.P. is 2 Bloor Street West, Suite 801, Toronto, Ontario, M4W 3E2, Canada. The number of Ordinary Shares registered hereby is comprised entirely of Ordinary Shares issuable upon conversion of the 2023 Private Placement Convertible Notes.
(12)	The address of Skaana Management L.P. is 921 President Street, Brooklyn, NY, 11215. The number of Ordinary Shares registered hereby is comprised entirely of Ordinary Shares issuable upon conversion of the 2023 Private Placement Convertible Notes.
(13)	The address of Kibbutz is 5, rue Guillaume J Kroll I-1882 Luxembourg, Luxembourg. The number of Ordinary Shares registered hereby is comprised entirely of Ordinary Shares issuable upon the exercise of the Kibbutz Warrant.
(14)	The address of Zeal Ventures Investment Company LLC is 115 Long Hill Drive, Stamford, CT 06902.
(15)	The address of Equity Animal LLC is 61 Greenpoint Avenue, Suite 603 Brooklyn, NY 11222.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Founders’ Interests in Certain Selina Investors

As of July 7, 2023, Dekel held a 14.6% beneficial ownership interest in Selina and Kibbutz was deemed to have held a 19.3% beneficial ownership interest, including Dekel’s interest, as Dekel is a wholly-owned subsidiary of Kibbutz, and including (with regard to Kibbutz) the underlying Ordinary Shares into which the 2022 Convertible Notes and 2022 Convertible Notes Warrants may be converted. Rafael Museri and Daniel Rudasevski, Selina’s Chief Executive Officer and Chief Growth Officer, respectively, each hold 31.4% of the share capital (62.8% in the aggregate) of Kibbutz and they also serve as members of Kibbutz’s and Dekel’s boards of directors. On occasion, Messrs. Museri and Rudasevski have provided, and may in the future provide, personal guarantees in respect of debt and other obligations of Kibbutz, Dekel and their affiliated entities.

In addition, Messrs. Museri and Rudasevski each have a 25% interest in and serve as directors of Kibbutz General Partner S.a.r.l., the general partner of the SGF, which held a 7.2% beneficial ownership interest as of April 10, 2023, and they may receive dividends in connection with such shareholding.

Leases and Similar Arrangements

Subsidiaries of Selina lease or have leased certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Museri and Rudasevski have or have had an ownership interest and/or serve as directors. Messrs. Museri and Rudasevski receive or have received consultancy fees from the Dekel group of companies, from which Selina leases certain hotels and corporate office space. The following provides a summary of each such lease agreement.

Selina Santa Teresa South

Pursuant to that certain lease agreement (as amended, the “Santa Teresa Lease”), by and between Selina Operation Santa Teresa, S.A. (“Santa Teresa Tenant”) and Selina STA Teresa RE Dos, S.A. (the “Santa Teresa Landlord”), dated as of August 15, 2017, Selina leases property located in Santa Teresa, Costa Rica, which serves as the location of the Selina Santa Teresa South. Las Cavesas, Inc. (“Las Cavesas”) owns 70% of the Santa Teresa Landlord and each of Messrs. Museri and Rudasevski own 50% of Las Cavesas. The Santa Teresa Lease provides for monthly lease payments of $3,536 (plus VAT) plus a 3% annual increase during the term of the Santa Teresa Lease, which expires on August 15, 2037. On November 17, 2021, the Santa Teresa Landlord entered into a sale and purchase agreement with a third-party (the “Santa Teresa Buyer”) pursuant to which the Santa Teresa Landlord agreed to sell to the Santa Teresa Buyer the Santa Teresa Landlord’s interest in the property. The closing of the sale occurred in February 2022, at which point Messrs. Museri and Rudasevski ceased having any beneficial ownership in the Santa Teresa Landlord. In March 2022, the Santa Teresa Tenant and Santa Teresa Buyer entered into a new 20-year lease agreement for the continued operation of the property by the Santa Teresa Tenant.

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Selina Casco Viejo

Pursuant to that certain commercial lease agreement (as amended, the “Panama City Lease”), by and between Selina Operation Bola de Oro, S.A. (“Selina Panama”) and Bola de Oro, S.A. (the “Panama City Landlord”), dated as of January 1, 2019, Selina leased property located in Panama City, Panama, which served as the location of the Selina Casco Viejo. Dekel owns an indirect equity interest in the Panama City Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence over the Panama City Landlord. Under the Panama City Lease, Selina was obligated to pay monthly lease payments, amounting to $48,370 per month, subject to an increase of up to 5% per annum, during the term of such lease, which was expected to expire on December 31, 2033.

In September 2022, the Panama City Landlord agreed to sell its interest in the property to an unrelated third-party purchaser and as a result, Selina and the Panama City Landlord agreed to terminate the Panama City Lease early and enter into a new 20-year lease agreement, which includes annual rental payments amounting to $662,472 per year, increasing to $1.25 million per year by the end of the lease term, plus a 10% yield on the capital investment made by the purchaser (the “New Panama City Lease”). As part of the arrangement, Selina received an early termination fee of $1 million from the Panama City Landlord in November 2022, less $78,352 in deferred rent owed to the Panama City Landlord, and Selina paid to the Panama City Landlord an additional $78,352 in deferred rent in December 2022. The sale completed in June 2023, at which point the Panama City Landlord ceased to own the property, the New Panama City Lease was entered into with the purchaser of the property and Messrs. Museri and Rudasevski ceased to have significant influence over the owner of the property. As part of the completion of the sale, Selina Panama acknowledged $251,984 in deferred rental payments owed to the former Panama City Landlord , with such amounts to be paid by Selina Panama by January 15, 2025.

Selina Cartagena

Pursuant to that certain commercial lease agreement (as amended, the “Cartagena Lease”), by and between Selina Operation Cartagena, S.A.S., and Dekel Cartagena Real Estate, S.A.S. (the “Cartagena Landlord”), dated as of September 20, 2018, Selina leases property located in Cartagena, Colombia, which serves as the location of Selina Cartagena. Dekel owns a non-controlling, indirect equity interest in the Cartagena Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence over the Cartagena Landlord. Under the Cartagena Lease, Selina is obligated to pay monthly lease payments, currently amounting to $28,512 per month, during the term of such lease, which is currently expected to expire on December 31, 2033. In November 2021 Dekel signed a contract for the sale of its interest in the Cartagena Landlord which has partially completed and will fully complete by the end of May 2023.

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Selina Medellín

Pursuant to that certain collaboration agreement (as amended, the “Medellín Agreement”), by and between Selina Operation Medellin, S.A.S. (“Selina Medellin”) and Dekel MPR Colombia, S.A.S (the “Medellín Landlord”), dated as of August 1, 2015, Selina leases property located in Medellín, Colombia, which serves as the location of Selina Medellín. Dekel owns an indirect equity interest in the Medellín Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence over the Medellín Landlord. Under the Medellín Agreement, Selina is obligated to pay monthly lease payments of $40,000, plus a 2.5% annual increase during the term of such agreement, which is currently expected to expire on July 31, 2034. In order to normalize the arrangement due to changes in legislation applicable to collaboration agreements, in June 2023 the parties are negotiating the termination of the Medellin Agreement and entery into a customary lease agreement (the “Medellin Lease”) with a term ending in March 2037 and monthly rental payments equal to the greater of $54,000 or 11.5% of gross income achieved by the property during the previous month, with the minimum fixed rent component increasing in January of each year by the increase in the relevant consumer price index over the prior year. The Medellin Lease will contain certain early termination rights in favour of Selina Medellin and certain non-payment penalties in favour of the Medellin Landlord. Certain income generated by the property will continue to be placed into a trust account that partially secures a loan made to the Medellin Landlord in connection with the initial acquisition of the property by the Medellin Landlord and conversion of the property to a Selina branded hotel, and Messrs. Museri and Rudaseski previously provided personal guarantees in connection with such loan. The Medellin Landlord currently is marketing the property for sale, subject to Selina Medellin retaining its tenancy rights in respect of the property.

Selina Pedasi

Pursuant to that certain commercial lease and administration agreement (as amended, the “Pedasi Lease”), by and between Selina Pedasi, S.A. (the “Pedasi Tenant”) and Pedasito Real Estate, S.A. (the “Pedasi Landlord”), dated as of February 1, 2016, Selina leased property located in Pedasi, Panama, which served as the location of Hotel Pedasito. Dekel owns a non-controlling, indirect equity interest in the Pedasi Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence over the Pedasi Landlord. The Pedasi Lease terminated as of November 19, 2021, and the Pedasi Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to Pedasi Landlord $30,000 (reduced from $41,250) in outstanding rental and other payments due under the Pedasi Lease through the termination date. Such amounts are being paid in monthly installments through June 2023.

Panama Corporate Office Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Office Lease”), by and between Selina Management Panama, S.A. (“Selina Office Tenant”) and Norias Investments, S.A. (the “Selina Office Landlord”), dated as of June 23, 2017, Selina leased property located in Panama City, Panama, which Selina used as corporate office space. Dekel owns a non-controlling, indirect equity interest in the Selina Office Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence over the Selina Office Landlord. The Selina Office Lease terminated as of July 29, 2021, and the Selina Office Tenant agreed, pursuant to a settlement agreement entered into between the parties on December 1, 2021, to pay to the Selina Office Landlord $245,000 (reduced from $292,417) in outstanding rental and other payments due under the Selina Office Lease through the termination date. Such amounts are being paid in monthly installments through May 2023.

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Selina Workshop Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Workshop Lease”), by and between Selina Operations Casco Antiguo, S.A. (the “Selina Workshop Tenant”) and Las Palmeras Comercial, S.A. (the “Selina Workshop Landlord”), dated as of August 1, 2017, Selina leased property located in Panama City, Panama, which Selina used as a design studio. Dekel owns a non-controlling, indirect equity interest in the Selina Workshop Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence over the Selina Workshop Landlord. The Selina Workshop Lease terminated as of November 19, 2021, and the Selina Workshop Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to the Selina Workshop Landlord $39,590 (reduced from $49,488) in outstanding rental and other payments due under the Selina Workshop Lease through the termination date. Such amounts are being paid in monthly installments through June 2023.

Family Arrangements

Various subsidiaries of Selina previously had entered into finder agreements with Israel Mooseri, Mr. Museri’s brother, and Michael Rudasevski, Mr. Rudasevski’s brother, or companies affiliated with them, pursuant to which the finders were paid, or are to be paid, fees of between 7% and 13% of annual rent for assisting the group in locating sites for leasing by Selina and converting the sites into Selina-branded properties. Israel Mooseri (or companies affiliated with him) was paid $53,346 in 2022 and there are pending milestone payments to be made to each of them under existing finder agreements.

Messrs. Museri’s and Rudasevski’s wives were former employees of Selina. Natalie Rudasevski, Mr. Rudasevski’s wife, was employed by Selina as Head of Culture (UK) between May 2020 and December 2020. Hilla Tayas, Mr. Museri’s wife, was employed by Selina in designer roles between September 2016 and August 2019. Both have been engaged by us from time to time to provide ad-hoc consulting services for short-term projects, but were not paid any fees in 2022. Ms. Rudasevski holds 120 phantom shares issued to her under the Phantom Plan and Ms. Tayas holds 204 phantom shares. Based on the terms of the Phantom Plan, those phantom shares have aggregate values of $2,379 and $4,047, respectively.

Both Hilla Tayas and Michael Rudasevki owned a 7.6% and 2.8% economic interest, respectively, in a company called Employee SPV, S.A. (“Employee SPV”), which was established by Selina in 2017 to allow certain employees and service providers to invest in Selina. The Employee SPV, which was managed by Messrs. Museri and Rudasevski and held 120,415 Ordinary Shares in Selina, was dissolved in the first quarter of 2023. Of those shares, 9,091 Ordinary Shares are being distributed to Hilla Tayas and 3,408 Ordinary Shares are being distributed to Michael Rudasevski in connection with the dissolution.

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Kibbutz Arrangements

Selina and Osprey have entered into certain binding agreements related to strategic financing transactions in Selina for up to $50 million (the “strategic investments”), including (i) a first tranche comprised of $10 million in funding under a secured convertible debt instrument issued in the principal amount of $11.1 million (ii) a second comprised of (a) a conditional $10 million private investment in public equity (“PIPE”) from Osprey (the “First PIPE Transaction”), and (b) a further conditional investment of $10 million from Osprey under an Osprey Convertible Note (with the amount funded under such note representing a 10% original issue discount to the principal amount), or, at Osprey’s option, via another PIPE investment in Selina or any combination of the two in increments of $1 million.

In addition, on July 31, 2023, Osprey funded an additional $4.0 million under a secured convertible debt instrument issued in the principal amount of $4.4 million. In connection with such funding, Selina issued to Osprey private warrants to acquire an additional 2,962,963 Ordinary Shares. Such warrants are identical to the Osprey Warrants, having a five year term and an exercise price of $1.50 per share, which price may be reset during the last three months of the term of the warrants.

In connection with the strategic investments, Osprey has received or will in the future obtain the Related Party Guarantees, as a condition to the closing of each Osprey Convertible Note to be funded by Osprey. In connection with the provision of such guarantees, Kibbutz and Selina have entered into various agreements, including fee agreements, a cost reimbursement agreement and indemnification agreements, each as described below.

As noted above, Kibbutz is an investment vehicle of Rafael Museri and Daniel Rudasevski, co-founders of Selina and its Chief Executive Officer and Chief Growth Officer, respectively.

In connection with the above described transactions, Selina and Kibbutz have entered into (i) fee agreements pursuant to which Kibbutz is entitled to receive the Kibbutz Fee Warrants as compensation for the provision of the Related Party Guarantees to Osprey; subject to certain contingencies (ii) an agreement whereby we will reimburse Kibbutz for costs and expenses incurred by Kibbutz in respect of certain professional advisor fees and other costs paid by Kibbutz in connection with the strategic investment agreements and related documentation, up to $200,000 in total; and (iii) indemnity agreements pursuant to which we agree to indemnify Kibbutz for, among other things, claims arising from our failure to comply with securities laws in connection with the strategic investments, except to the extent such claims are caused by Kibbutz.

Finally, in connection with the strategic investments described above, Osprey has assumed a third party lender’s interest in a loan facility to Kibbutz, which was entered into with Kibbutz prior to the closing of the business combination among Selina, Samba Merger Sub, Inc. and BOA Acquisition Corp. and the listing of our Ordinary Shares on Nasdaq on October 27, 2022 (the “Kibbutz Loan”). In connection with the assignment of that Kibbutz Loan to Osprey, that facility has been amended such that Osprey has an obligation to convert the Kibbutz Loan into Kibbutz’s interest in an aggregate principal amount of $14.7 million of 2022 Convertible Notes (the “Kibbutz Notes”), which notes currently are convertible into 1,278,261 Ordinary Shares of the Company, as well as the warrants issued to Kibbutz in connection with such investment (the “2022 CLN Warrants”). Those warrants allow the holder to acquire 426,044 shares of the Company at an exercise price of $11.50 per share. As one of the conditions to Osprey’s funding of the second tranche of the strategic investment, for a total of $20 million, the Company is required to conduct a note exchange in respect of the Kibbutz Notes and a warrant exchange in respect of 2022 CLN Warrants in order to reduce the conversion price and the exercise price of those instruments, respectively, from $11.50 per share to $1.00 per share.

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Founder arrangements

We have entered into qualifying third party indemnity agreements with Messrs. Museri and Rudasevski, as well as the other directors of Selina, pursuant to which we have agreed to indemnify them in connection with claims arising from their roles as directors of Selina. In addition, the Related Party Guarantees provided or to be provided by Messrs. Museri and Rudasevski will secure liabilities under all Convertible Notes that are entered into as part of the strategic investments.

Related Party Loans

Each of the following entities (each, a “Related Lender”) is considered a related party to Selina (each, a “Related Lender” and collectively, the “Related Lenders”). See “—Security Ownership of Certain Beneficial Owners and Management of Selina Principal Shareholders” above for further detail on their beneficial ownership interests. Selina and/or its subsidiaries had entered into certain debt arrangements with the Related Lenders as described below:

●	166
●	Bet on America LLC
●	CIBanco
●	Dekel
●	Gomez Cayman
●	Kibbutz
●	SGF

Founder Loans

Pursuant to a founders agreement, dated November 11, 2013 and subsequently amended, certain Related Lenders made loans to Selina, including $0.8 million from Dekel. Those loans accrued interest at a rate of 5% per annum. The total outstanding amount, including principal and interest due under the loans, was $2.3 million when they were repaid in full in October 2022, prior to the closing of the business combination.

Kibbutz Loans

Pursuant to a loan agreement dated December 30, 2020, the Group received a loan of $0.3 million from Kibbutz, which loan had an 8% interest rate. Such loan was fully repaid in January 2022.

On May 5, 2023, Selina and Kibbutz entered into a promissory note governing a loan in the principal amount of $0.3 million made by Kibbutz to Selina. The loan had a maturity date of May 4, 2024, bore interest at a rate of 18% per annum. Selina had a redemption right to prepay all or a portion of the principal amount and accrued, but unpaid interest due under the note upon 10 days’ notice to Kibbutz, and Kibbutz had a put right, exercisable after June 5, 2023, to require repayment of the principal amount and accrued, but unpaid interest due under the note upon 30 days’ notice to Selina. The note was subordinated in right of payment to the 2022 Convertible Notes and contained customary covenants, representations and warranties. All amounts due under the note were fully repaid in July 2023.

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Convertible Loan Note Instrument

In March 2020, Selina and its affiliate, Selina Operation One (1), S.A. (“Selina One”) entered into the Convertible Loan Note Instrument with certain noteholders (the “Convertible Loan Note Instrument”), including those set forth in the table below (the “Related Party Noteholders”) for the issuance of the 2020 Notes. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Loan Note Instrument from $90 million to $125 million. The Convertible Loan Note Instrument is guaranteed by, among other things, a pledge of the shares of Selina One. Interest under the 2020 Notes accrues on a payment-in-kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each 2020 Note. Each holder of a 2020 Note had the right to convert some or all of the principal and interest under such holder’s 2020 Note into Ordinary Shares upon the occurrence of certain triggering events, including the closing of the business combination, the failure of Selina to complete a qualifying equity financing by December 21, 2022, which date subsequently was extended to December 31, 2023, by amendment, or upon an exit event, in each case, subject to the terms therein. Unless certain insolvency, default or change of control events occur first, the maturity date under the Convertible Loan Note Instrument is June 30, 2023, at which point Selina must redeem the amount then outstanding under the 2020 Notes. The Company is currently in negotiations with the note holder.

Each of the following Related Party Noteholders held notes issued pursuant to the Convertible Loan Note Instrument for the aggregate amounts set forth opposite such Related Party Noteholder’s name below. In connection with the closing of the business combination, (i) all principal and interest then evidenced by the 2020 Notes held by 166, Gomez Cayman, Dekel and SGF was converted into Ordinary Shares pursuant to the terms of the Convertible Loan Note Instrument; (ii) $0.2 million was repaid to CIBanco in satisfaction of its investment in Convertible Loan Note Instrument; (iii) $11.8 million was deemed to have been repaid to Kibbutz in exchange for 2022 Convertible Notes, as further set out in the 2022 Convertible Note section below, with approximately $4.0 million (including $1.7 million in principal and interest and $2.3 million worth of additional warrants issued to Kibbutz under the 2020 Warrant Instrument) being converted into Ordinary Shares, and $0.4 million being repaid to Kibbutz in satisfaction of its investment in the Convertible Loan Note Instrument.

Name of Noteholder	Amount of principal and accrued interest as of October 25, 2022
166	$29,539,721
Gomez Cayman and CIBanco	$34,199,631
Dekel	$2,598,041
Kibbutz	$13,927,907
SGF	$42,219,305

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Mexico Note

On April 20, 2020, Selina Mexico, as the borrower, Selina, and Selina One entered into the Mexico Note Instrument (the “Mexico Note Instrument”), pursuant to which CIBanco agreed to extend Selina Mexico an aggregate principal amount of up to $5 million.

The terms and conditions of the Mexico Note Instrument were substantially similar to the Convertible Loan Note Instrument, except that the debt was convertible into shares of Selina Mexico. Pursuant to the Put and Call Option Agreement of equal date, CIBanco had the right to convert its equity in Selina Mexico into equity in Selina, subject to the terms therein.

As of October 25, 2022, the amount of the principal and accrued interest outstanding under the notes issued to CIBanco under the Mexico Note Instrument was approximately $14.4 million. Of that amount, $14.2 million was deemed to have been repaid in exchange for 2022 Convertible Notes, as further set out in the 2022 Convertible Note section below, and $0.2 million was repaid to CIBanco following closing of the business combination in satisfaction of its investment in the Mexico Note Instrument.

Warrants

In connection with the issuance of the notes under the Convertible Loan Note Instrument and the Mexico Note Instrument, Selina issued warrants to certain of the Related Party Noteholders pursuant to a warrant instrument, dated March 25, 2020, made by Selina, which was subsequently amended and restated in October 2021. Under such warrant instrument, the holders of the warrants have the right to acquire a certain percentage of Ordinary Shares ranging from 6.25% to 10.42% in accordance with the terms thereof. All of the warrants had been allocated to eligible holders of the Convertible Loan Note Instrument by Selina and were converted into Ordinary Shares at closing of the business combination. See “Description of Our Securities–Warrants” for additional details.

Term Loan

In January 2018, Selina and Selina One entered into the Term Loan Agreement with 166, Gomez Cayman and CIBanco as the lenders. The Term Loan Agreement was comprised of two separate tranches, each of which had a term of five years from the date of initial funding under such tranche. Pursuant to the Term Loan Agreement, Selina had pledged as collateral, among other things, the shares of Selina One.

Under the terms of the Term Loan Agreement and an intercreditor facility entered into among the parties thereto, interest payments under the Term Loan Agreement accrued at a rate of 12% per annum until the end of April 2021 and increased in increments of 2% during each three-month period thereafter until November 1, 2021, at which point the interest rate capped out at 18% per annum. Such interest was capitalized and added to the principal amount thereunder.

The lenders under the Term Loan Agreement had the right, prior to the closing of the business combination, to convert their debt outstanding thereunder into debt under the Convertible Loan Note Instrument. At the closing of the business combination, the full amount of the principal and interest due under the Term Loan Agreement, equating to $47.7 million, including $5.7 million in fees due to the lenders, automatically converted into Ordinary Shares of Selina.

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2022 Convertible Notes

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements, $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that Selina will issue to the 2022 Convertible Note Investors an aggregate of 4,274,929 2022 Convertible Note Warrants, with each 2022 Convertible Note Investor receiving (i) a warrant to purchase that number of Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note converts and (ii) shares of BOA Class B Common Stock owned by the Sponsor (or Ordinary Shares in exchange therefor) in an amount determined by multiplying such investor’s aggregate principal investment in the 2022 Convertible Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the 2022 Convertible Notes for which such investor subscribed.

Additionally, in connection with the execution of the convertible note subscription agreements, the 2022 Convertible Note Investors entered into the 2022 Convertible Note Sponsor Agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer a certain number of Sponsor Shares to such 2022 Convertible Note Investors based upon a percentage ranging from 2.5% to 7.5%, of the principal amount of the 2022 Convertible Notes for which such 2022 Convertible Note Investor subscribed.

CIBanco agreed to invest $14.2 million, representing the approximate amount of the principal and interest payable to CIBanco under the Mexico Note Instrument through the end of June 2022, by way of a subscription for a new note to be issued by Selina Mexico, on similar terms to the Mexico Note Instrument, in exchange for the note issued to CIBanco under the Mexico Note Instrument, which new note ultimately was exchanged for 2022 Convertible Notes, issued under the Indenture at the closing of the business combination, having an aggregate principal amount of $17.7 million. As part of such investment, CIBanco received 512,992 warrants and 132,750 Sponsor Shares.

Kibbutz agreed to an early prepayment of $11.8 million of principal and interest owed to Kibbutz pursuant to notes held by Kibbutz under the Convertible Loan Note Instrument and to reinvest such amount into the Indenture via a subscription for $14.7 million principal amount of 2022 Convertible Notes. As part of such investment, Kibbutz received 426,044 warrants and 110,250 Sponsor Shares.

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New Term Loan

On April 14, 2022, Selina Management Company UK Ltd, a subsidiary of Selina (“SMC UK”), and Guines LLC (“Guines”), which held $6.3 million principal amount of notes under the Convertible Loan Note Instrument, entered into an unsecured Term Loan Note and Guaranty agreement (“New Term Loan”) pursuant to which SMC UK borrowed $5.0 million from Guines. The New Term Loan was guaranteed by certain subsidiaries of Selina and contained customary representations, warranties and covenants. The facility was repaid by SMC UK in June 2022, subject to payment of an additional interest charge of $1.0 million, which was paid to Guines upon the closing of the business combination.

Joint Venture Arrangements

Pursuant to a joint venture agreement, dated May 1, 2017, 166 contributed $4.05 million to Selina Bogota Real Estate, S.A.S. (“Bogota RE”), in exchange for the issuance of certain preferred shares in Bogota RE that entitle the holder of such shares to dividends that provide a 7% internal rate of return on the outstanding amount of the investment from time to time. Bogota RE used the capital, in addition to contributions from Selina, to acquire and renovate the hotel currently operating as the Selina La Candelaria Bogotá in Colombia and related real estate.

Transaction Support Agreements

In connection with the execution of the Business Combination Agreement, Selina entered into Transaction Support Agreements with certain key shareholders, including (among others) Dekel, Gomez Cayman, 166 and AI Workstay Holdings LLC, each of which held 5% or more of the share capital of Selina as of December 2, 2021, the date the Transaction Support Agreements were entered into.

As part of the execution relating to the strategic investments for financing of up to $50 million with Osprey, as described further in “—Kibbutz Arrangements”, certain shareholders of Selina, including Kibbutz, Dekel, SGF, 166, Renaissance Charitable Foundation Inc., YAM at Selina Ops L.P., each of which held a 5% or greater beneficial interest as set out in the major shareholders section herein as of July 7, 2023, executed agreements whereby they undertake to support and vote in favor of resolutions to be proposed at a general meeting of shareholders pertaining to the allotment of such number of shares, on a non-preemptive basis, that will be sufficient to complete the transactions described in “—Kibbutz Arrangements”.

Transactions with Meta Platforms, Inc.

One of our former directors, Adi Soffer Teeni, who was appointed on October 27, 2022 and who resigned from the Board and all committees thereof as of August 10, 2023, has been employed by Meta Platforms, Inc. (“Meta”) as Vice President & General Manager, Israel. During 2022, Selina has received advertising and other marketing related services provided by Meta and paid to Meta, on a global basis, totaling approximately $2.0 million in fees. All transactions with Meta were entered into in the ordinary course of business and on an arms-length basis.

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Employment Arrangements

Selina has entered into employment agreements and offer letter agreements with certain of its executive officers.

Investors’ Rights Agreement

Selina has entered into an Investors’ Rights Agreement (the “IRA”) with certain 5% or greater shareholders (as of October 27, 2022, the date the IRA was executed), including 166, AI Workstay Holdings LLC, Banco Actinver S.A., Institución de Banca Múltiple Grupo Financiero Actinver, BOA Sponsor, CIBanco, Dekel, Gomez Cayman, Kibbutz, Renaissance Charitable Foundation Inc. and SGF.

Indemnification Agreements

The Articles contain provisions limiting the liability of executive officers and members of the Selina Board and provides for indemnification of such executive officers and directors, to the maximum extent permitted by applicable law.

Selina also has entered into, and may in the future enter into, indemnification agreements with its directors, executive officers and certain other key employees. The indemnification agreements require, or will require, Selina to indemnify each of its directors, executive officers, and other key employees, to the extent permitted by law, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of Selina’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at Selina’s request. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” which is incorporated by reference from our 2022 Annual Report for additional information.

On June 1, 2022, Selina entered into an indemnification letter with Brian Friedman, the former Chief Executive Officer of BOA Acquisition Corp., pursuant to which it agreed to indemnify Mr. Friedman for a temporary liquor license that Mr. Friedman held for the potential sale of alcohol at a Selina-branded hotel in Washington, D.C. No liquor was served at the hotel in reliance upon such license.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) concerning the ownership and disposition of our Ordinary Shares and Warrants. This discussion applies only to Holders that hold our Ordinary Shares and Warrants, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of our Ordinary Shares and Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. We have not sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers, or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our Ordinary Shares and/or Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Ordinary Shares and/or Warrants, as the case may be, being taken into account in an applicable financial statement;

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●	persons that actually or constructively own 5% or more (by vote or value) of our Ordinary Shares;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow- through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received our Ordinary Shares and/or Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares and/or Warrants, the tax treatment of an owner of such entity will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING OR DISPOSING OF OUR ORDINARY SHARES OR WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR ORDINARY SHARES OR WARRANTS.

U.S. Holders

This section applies to U.S. Holders.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of our Ordinary Shares and/or Warrants, as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, if we make distributions of cash or property on our Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If we do not provide calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Passive Foreign Investment Company Rules,” dividends on our Ordinary Shares received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States, or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information provision;

●	we are neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements; and

●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that we will be eligible for benefits of a qualifying treaty that includes an exchange of information provision. In addition, there also can be no assurance that our Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, we will not constitute a “qualified foreign corporation” for purposes of these rules if we are a PFIC for the taxable year in which we pay a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

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Subject to certain exceptions, dividends on our Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, or Other Taxable Disposition of Our Ordinary Shares and Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, or other taxable disposition of our Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Ordinary Shares and/or Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of our Ordinary Shares or Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held our Ordinary Shares and/or Warrants for more than one year generally will be eligible for reduced tax rates for long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any U.K. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits with respect to such tax unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and the United Kingdom (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of Our Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of our Warrants, a U.S. Holder generally will not recognize gain or loss upon the acquisition of our Ordinary Share (or Shares) on the exercise of our Warrant (or Warrants) for cash. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of a Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant received therefor and the exercise price. The U.S. Holder’s holding period for an Ordinary Share received upon exercise of a Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If the Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant.

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The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in an Ordinary Share received would equal the U.S. Holder’s basis in the Warrant exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Ordinary Share would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Share would include the holding period of the Warrant exercised therefor.

It is also possible that a cashless exercise of our Warrants could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of our Ordinary Shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Warrants deemed exercised and (ii) the exercise price of such Warrants. A U.S. Holder’s holding period for our Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of our Warrants.

If we redeem our Warrants for cash pursuant to the redemption provisions described in the section entitled “Description of Warrants” or if we purchase our Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Sale, Exchange, or Other Taxable Disposition of Our Ordinary Shares and Warrants.”

The tax consequences of a cashless exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants are unclear under current law. Such cashless exercise may be treated either as if we redeemed such Warrants for our Ordinary Shares or as an exercise of our Warrants. If the cashless exercise of our Warrants for our Ordinary Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in our Ordinary Shares received should equal the U.S. Holder’s basis in our Warrants and the holding period of our Ordinary Shares would include the holding period of our Warrants. If the cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants is treated as an exercise of our Warrants, the tax consequences generally should be as described above regarding a cashless exercise of our Warrants. Due to the lack of clarity under current law regarding the treatment of a cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants as described above.

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Possible Constructive Distributions

The terms of each of our Warrants provide for an adjustment to the number of our Ordinary Shares for which our Warrants may be exercised or to the exercise price of the Warrant in certain events, as discussed under “Description of Selina—Other Selina Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of our Ordinary Shares that would be obtained upon exercise of such Warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Our Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Warrant received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income; or

●	at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

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Based on the current and anticipated composition of our income, assets, and operations and that of our subsidiaries, no assurance can be given as to whether or not we will be a PFIC in 2022. Nor can there be any assurance that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is uncertain in several respects, and we can make no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2022 or future taxable years.

Whether we are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, the market value of our assets, and potentially the composition of the income and assets of one or more of our subsidiaries and the market value of their assets in that year. Whether a subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause us and/or one or more of our subsidiaries to become a PFIC for a taxable year even though we or it has not been a PFIC for one or more prior taxable years. Whether we or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

Under the PFIC rules, subject to the “qualified electing fund” (“QEF”) and mark-to-market rules discussed below, if we were considered a PFIC at any time that a U.S. Holder owns our Ordinary Shares or Warrants, we would continue to be treated as a PFIC with respect to such investment unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold our Ordinary Shares or Warrants at their fair market value on the last day of the last taxable year in which we are classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, our Ordinary Shares or Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to a U.S. Holder’s Ordinary Shares or Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of our Ordinary Shares or Warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for our Ordinary Shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the U.S. Holder’s Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

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Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our Ordinary Shares or Warrants cannot be treated as capital gains, even though the U.S. Holder holds our Ordinary Shares or Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC, a U.S. Holder of our Ordinary Shares (but not Warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to our Ordinary Shares only if we provide U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. There can be no assurance, however, that we will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of our Warrants will not be able to make a QEF election with respect to their Warrants.

In the event we are a PFIC, a U.S. Holder that makes a QEF election with respect to our Ordinary Shares would generally be required to include in income for each year that we are treated as a PFIC the U.S. Holder’s pro rata share of our ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of our Ordinary Shares. Any of our net deficits or net capital losses for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in our Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on our Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in our Ordinary Shares by a corresponding amount.

If we own any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to our providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder that exercises our Warrants properly makes and maintains a QEF election with respect to newly acquired Ordinary Shares (or has previously made a QEF election with respect to our Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules described above.

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If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of the U.S. Holder’s holding period for our Ordinary Shares in which we are a PFIC, then the Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to our Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold our Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above.

A U.S. Holder that is eligible to make a QEF election with respect to its our Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. The QEF election, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for our Ordinary Shares to elect out of the Excess Distribution Rules discussed above if we are treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to our Ordinary Shares, such U.S. Holder will include in income for each year that we are treated as a PFIC with respect to such Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Ordinary Shares previously included in income. A U.S. Holder’s basis in the Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “—Distributions on Our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of our Warrants will not be able to make a mark-to-market election with respect to their Warrants.

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The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our Ordinary Shares, which are expected to be listed on the New York Stock Exchange, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that our Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to such U.S. Holder’s indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for our Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for our Ordinary Shares in which we are a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to our Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market election with respect to our Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if we are a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of our Ordinary Shares and Warrants. A Non-U.S. Holder is any beneficial owner of our Ordinary Shares and/or Warrants, as the case may be, that is not a U.S. Holder.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of our Ordinary Shares and Warrants to Non-U.S. Holders

Subject to the discussion below relating to backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holder in respect of our Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of our Ordinary Shares and/or Warrants generally will not be subject to U.S. federal income taxation unless:

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●	the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise, Lapse, or Redemption of Our Warrants,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of our Ordinary Shares and Warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s Warrants, as described under “U.S. Holders—Exercise, Lapse, or Redemption of Our Warrants,” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first three paragraphs above under the heading “Non-U.S. Holders—U.S. Federal Income Tax Consequences of the Ownership and Disposition of our Ordinary Shares and Warrants to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of our Ordinary Shares, and the proceeds received on sale or other taxable the disposition of our Ordinary Shares or Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than with respect to U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange, or other disposition of our Ordinary Shares or Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of our Ordinary Shares or Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to such Non-U.S. Holder’s non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to our Ordinary Shares and proceeds from the sale of other disposition of our Ordinary Shares or Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to their Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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CERTAIN MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding or disposing of Ordinary Shares. They are based on current U.K. law and what is understood to be the current practice of Her Majesty’s Revenue and Customs, as at the date of this prospectus, both of which may change, possibly with retroactive effect.

The statements in respect of the U.K. tax considerations in relation to holders of Ordinary Shares generally apply only to those who are resident and, in the case of individuals domiciled or deemed domiciled, for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold Ordinary Shares as an investment (other than where a tax exemption applies, for example where shares are held in an individual savings account or pension arrangement) and who are the absolute beneficial owner of the Ordinary Shares and any dividends paid on them. The tax position of certain categories of investors who are subject to special rules (such as persons acquiring their Ordinary Shares in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered. The following statements assume that such a holder of Ordinary Shares is, for U.K. tax purposes, absolutely beneficially entitled to the Ordinary Shares.

The statements summarize the current position and are intended as a general guide only and do not constitute legal or tax advice. Nothing in this section is intended to address any U.K. tax consequences of the Business Combination Agreement or for any BOA stockholders or holders of Warrants, whether U.K. tax resident or resident elsewhere. Holders of Ordinary Shares who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their own professional advisers.

Taxation of Investors

Taxation of Dividends

Selina is not required to withhold U.K. tax when paying a dividend. Liability to tax on dividends will depend upon the individual circumstances of a shareholder.

U.K. Resident Individual Investors

U.K. resident individual investors will normally be subject to U.K. income tax on dividends or certain other corporate distributions arising to them in respect of the Ordinary Shares. Investors who are liable to income tax will be charged to income tax on such distributions received or treated as received. U.K. resident individual investors will receive a tax-free £2,000 allowance with respect to such distributions (reducing to £1,000 with effect from 6 April 2023, and to £500 with effect from 6 April 2024). Dividend income exceeding the tax-free allowance will be taxed at the rate of 8.75% for basic rate taxpayers, 33.75% for higher rate taxpayers and 39.35% for additional rate taxpayers. Investors are advised to consult their advisers as to the potential impact of these rules with respect to their individual circumstances.

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U.K. Resident Corporate Investors

Investors within the charge to U.K. corporation tax may be exempt from U.K. corporation tax on some or all dividends or other distributions arising in respect of the Ordinary Shares, depending on whether the detailed conditions for distribution exemption are met. Such investors should seek advice from their own professional advisers in considering the availability of the distribution exemption.

Non-U.K. Resident Investors

A non-U.K. resident investor will generally not be liable to pay any U.K. tax on income distributions arising to them in respect of the Ordinary Shares.

An individual U.K. investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five years or less and who receives or becomes entitled to income distributions from Selina during that period of temporary non-residence may, if Selina is treated as a close company for U.K. tax purposes and certain other conditions are met, be liable for income tax on those distributions on his or her return to the U.K.

Taxation of Disposals

A disposal or deemed disposal of Ordinary Shares by an investor who is resident in the U.K. for tax purposes may, depending upon the investor’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains. In general terms, a gain or loss will be calculated by reference to the difference between the sale proceeds and any allowable costs and expenses, including the original acquisition cost of the Ordinary Shares.

(i) U.K. Resident Individual Investors

For an individual investor within the charge to U.K. capital gains tax, a disposal (or deemed disposal) of Ordinary Shares may give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. The rate of capital gains tax on disposal of shares is currently 10% for individuals who are subject to income tax at the basic rate and 20% for individuals who are subject to income tax at the higher or additional rates. An individual investor is entitled to realize an annual exempt amount of gains (currently £12,300 per tax year, but reducing to £6,000 with effect from 6 April 2023 and to £3,000 with effect from 6 April 2024) without being liable to U.K. capital gains tax. The capital gains tax rate on most share disposals is currently 20%.

(ii) U.K. Resident Corporate Investors

For an investor within the charge to U.K. corporation tax, a disposal or deemed disposal of Ordinary Shares may give rise to a chargeable gain at the rate of corporation tax applicable to that investor (currently 19% for companies paying the main rate of corporation tax, increasing to 25% from 1 April 2023) or an allowable loss for the purposes of U.K. corporation tax.

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(iii) Non-U.K. Resident Investors

Investors who are not resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate investor, a permanent establishment) in connection with which Ordinary Shares are used, held or acquired, or if Selina is “property rich” (i.e. it derives at least 75% of its gross asset value from U.K. real estate which is not used for the purposes of a trade carried on by it or an associate).

An individual investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as Treaty non-resident for a period of five years or less and who disposes of all or part of his or her Ordinary Shares during that period may be liable for capital gains tax on his or her return to the U.K., subject to any available exemptions or reliefs.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No U.K. stamp duty or SDRT should be payable on the issuance of Ordinary Shares directly to investors. The position may be different if Ordinary Shares are issued into a depository or clearance service.

Subject to the availability of any relief, transfers of Ordinary Shares are expected to be subject to U.K. stamp duty or SDRT at a rate of 0.5% of the chargeable consideration given for the transfer. Stamp duty or SDRT is normally paid by the purchaser.

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PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes limited partners, members, donees, pledgees, transferees or other successors-in-interest selling warrants, Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of warrants, Ordinary Shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of our warrants, Ordinary Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or our Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our Ordinary Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

77

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

78

LEGAL MATTERS

The legality of the Ordinary Shares and Warrants offered by this prospectus and certain other U.S. and English law matters will be passed upon for Selina by Morgan, Lewis & Bockius UK LLP.

EXPERTS

The consolidated financial statements of Selina Hospitality PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2021 incorporated by reference in this registration statement/prospectus have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report which is incorporated by reference in this registration statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the Registration Statement and our exhibits.

As a foreign private issuer, Selina is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and filing of periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, we file annual and current reports and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://selina.com. Through our website, we make available, free of charge, annual and current reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

79

INCORPORATion BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the following documents:

●	Selina Hospitality PLC’s 2022 Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on April 28, 2023;

●	Selina Hospitality PLC’s Current Reports on Form 6-K, filed with the SEC on June 27, 2023 (other than as indicated therein), June 27, 2023 (other than as indicated therein), July 25, 2023 (other than as indicated therein), August 1, 2023 (other than as indicated therein), August 14, 2023 (other than as indicated therein) and August 14, 2023; and

●	The description of the Ordinary Shares contained in the 2022 Annual Report, including Exhibit 2.1 thereto.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Selina Hospitality PLC

Investor Relations

27 Old Gloucester Street

London WC1N 3AX

United Kingdom

Telephone: +44 73 7680 9248

You may also obtain copies of these documents, at no cost to you, from our website, https://investors.selina.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

80

APPENDIX A

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

SCHEDULE OF FINANCIAL POSITION INFORMATION

U.S. DOLLARS IN THOUSANDS (UNAUDITED)

	At March 31, 2023	At December 31, 2022

ASSETS
Current assets
Cash	23,209	47,689
Trade and other receivables, net	11,043	10,543
Inventory	2,437	2,286
Assets held for sale	2,500	2,500
Other assets	19,604	16,681
Total current assets	58,793	79,699
Non-currents assets
Property, equipment and furniture, net	112,809	111,330
Right of use assets	414,805	420,800
Intangible assets, net	6,790	6,424
Goodwill	543	548
Trade and other receivables, net	1,681	1,671
Investment in associates and joint ventures	3,398	3,336
Non-current financial assets	3,150	3,149
Security deposits	10,858	10,910
Other assets	370	424
Total non-current assets	554,404	558,592
Total assets	613,197	638,291

LIABILITIES AND EQUITY
Current liabilities
Trade payables and other liabilities	(84,417)	(81,526)
Loans payable	(36,408)	(37,678)
Convertible notes	(7,859)	(7,914)
Lease liabilities	(58,882)	(59,115)
Derivative financial liabilities	(1,216)	(1,216)
Warrants	(1,852)	(1,481)
Total current liabilities	(190,634)	(188,930)

Non-currents liabilities
Loans payable, net of current portion	(101,086)	(97,996)
Convertible notes, net of current portion	(42,706)	(39,182)
Lease liabilities, net of current portion	(467,062)	(469,745)
Deferred tax liability	(325)	(329)
Employee payables	(7,302)	(6,852)
Total non-current liabilities	(618,481)	(614,104)
Total liabilities	(809,115)	(803,034)

Equity
Common Stock	(489)	(488)
Additional paid-in capital	(564,390)	(563,210)
Currency translation adjustment	3,226	1,452
Other reserves	799	552
Accumulated deficit	755,408	725,248
Total equity	194,554	163,554
Non-controlling interest	1,364	1,189
Total liabilities and equity	(613,197)	(638,291)

81

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

SCHEDULE OF PROFIT OR LOSS INFORMATION

U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA (UNAUDITED)

	Three Months Ended March 31
	2023	2022

Revenue
Rooms	32,335	22,969
Food & beverage	15,047	12,288
Other, net	6,867	5,927
Total revenue	54,249	41,184
Costs and expenses
Cost of sales	(6,773)	(4,267)
Payroll and employee expenses	(23,409)	(21,659)
Insurance, utilities and other property maintenance costs	(11,724)	(8,262)
Legal, marketing, IT and other operating expenses	(13,890)	(10,467)
Depreciation and amortization	(8,982)	(7,211)
Total cost and expenses	(64,778)	(51,866)
Loss from operations activity before impairment and government grants	(10,529)	(10,682)
Impairment and write-off of non-current assets	—	(565)
Government grants	—	1,241
Loss from operations activity	(10,529)	(10,006)
Finance income	2	27
Finance costs	(20,755)	(28,848)
Gain on net monetary position	1,252	944
Share of profit / (loss) in associates	—	14
Other non-operating income / (expense), net	3	(106)
Loss before income taxes	(30,027)	(37,975)
Income tax expense	(306)	(300)
Net loss	(30,333)	(38,275)
Loss attributable to:
Equity holders of the parent	(30,159)	(37,886)
Non-controlling interest	(174)	(389)
Earnings per share
Basic and diluted, loss for the year attributable to equity holders of the parent	$(0.31)	$(0.87)

82

SELINA HOSPITALITY PLC AND ITS SUBSIDIARIES

SCHEDULE OF CASH FLOWS INFORMATION

U.S. DOLLARS IN THOUSANDS (UNAUDITED)

	Three Months Ended March 31
	2023	2022
Cash flow from operating activities:
Loss for the year	(30,333)	(38,275)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization expense	8,982	7,211
Share-based compensation expense	521	2,234
Share of loss in associates	—	(14)
Impairment and write off of non-current assets	—	565
Gain on net monetary position	(1,252)	(944)
Finance costs	20,755	28,847
Finance income	(2)	(27)
Income tax expense charged	306	300

Changes in working capital	372	(5,202)

Net cash used in operating activities	(651)	(5,305)
Cash flow from investing activities:
Investments in financial assets	—	—
Purchases of property, equipment and furniture	(4,053)	(8,056)
Security deposits (paid) / returned	51	(172)
Purchases of intangible assets	(540)	(452)
Proceeds from sales of property, equipment and furniture	—	—
Acquisition of business, net of cash acquired	—	—
Net cash used in investing activities	(4,542)	(8,680)
Cash flow from financing activities:
Proceeds from loans	2,698	23,184
Convertible note proceeds	—	—
Repayment of loans	(2,514)	(2,060)
Interest paid	(2,869)	(2,549)
Repayment of lease liabilities	(13,775)	(12,051)
Exercises of share options	—	—
Costs of equity raise	(200)	—
Capital contributions	—	—
Net cash (used in) provided by financing activities	(16,660)	6,524
Effect of changes in exchange rates on cash & cash equivalents	(2,627)	—
Change in cash and cash equivalents during the period	(24,480)	(7,461)
Cash and cash equivalents at start of period	47,689	21,943
Cash and cash equivalents at end of period	23,209	14,482

83

	Segment Reporting for the quarter ended March 31, 2023 (unaudited)
	(In thousands of US$)
	Mexico	South America	North America	Central America	Europe & Africa	Israel	APAC	Operative Locations	Content Brands	Adjustments	Total Consolidated
Rooms
Revenue	4,740	8,240	3,811	6,400	3,793	3,780	1,973	32,737	—	(402)	32,335
Gross Operating Profit / (Loss)	2,053	3,728	1,344	3,009	404	207	912	11,657	—	(163)	11,494
Food & Beverage
Revenue	3,350	3,563	834	3,955	1,645	1,579	581	15,507	—	(460)	15,047
Gross Operating Profit / (Loss)	(319)	82	(337)	350	(427)	(246)	(5)	(903)	—	(67)	(969)
Other
Revenue	866	957	166	1,916	366	311	290	4,872	2,746	(751)	6,867
Gross Operating Profit / (Loss)	531	365	148	672	178	207	197	2,299	(310)	(129)	1,859
All Selina products
Revenue	8,956	12,760	4,811	12,271	5,804	5,671	2,844	53,115	2,746	(1,612)	54,249
Gross Operating Profit / (Loss)	2,265	4,176	1,155	4,031	155	167	1,104	13,053	(310)	(359)	12,384
Unit Level EBITDAR	1,988	3,782	650	3,953	(31)	(158)	1,122	11,305	(310)	(359)	10,637
Rent	(1,838)	(2,628)	(2,176)	(1,270)	(2,507)	(1,376)	(458)	(12,253)	—	—	(12,253)
Unit-Level Operating Profit / (Loss)	150	1,153	(1,526)	2,683	(2,538)	(1,533)	664	(947)	(310)	(359)	(1,616)
Rent add-back											12,253
Pre-opening Expenses											(533)
Corporate Overhead											(9,752)
Non-Cash compensation expense											(521)
Non-recurring public company readiness cost											(1,375)
Depreciation and amortization											(8,982)
Finance income / (expense), net											(20,753)
Non operational income											1,252
Income Tax											(306)
Net Operating Income/(Loss)											(30,333)

84

	Segment Reporting for the quarter ended March 31, 2022 (unaudited)
	(In thousands of US$)
	Mexico	South America	North America	Central America	Europe & Africa	Israel	APAC	Operative Locations	Content Brands	Adjustments	Total Consolidated
Rooms
Revenue	4,939	6,081	2,500	5,322	1,843	1,992	162	22,838	—	130	22,969
Gross Operating Profit / (Loss)	2,808	2,128	603	2,287	57	210	(123)	7,970	—	—	7,970
Food & Beverage
Revenue	4,281	2,052	1,080	3,564	746	655	16	12,394	—	(106)	12,288
Gross Operating Profit / (Loss)	365	(187)	(545)	124	(258)	(359)	(41)	(900)	—	—	(900)
Other
Revenue	474	812	115	1,608	247	201	3	3,460	1,160	1,307	5,927
Gross Operating Profit / (Loss)	239	463	114	501	203	17	3	1,541	569	765	2,875
All Selina products
Revenue	9,694	8,944	3,694	10,495	2,837	2,848	180	38,692	1,160	1,332	41,184
Gross Operating Profit / (Loss)	3,412	2,405	172	2,913	3	(132)	(162)	8,611	569	765	9,945
Unit Level EBITDAR	3,302	2,101	(188)	2,798	(61)	(209)	(175)	7,569	569	765	8,903
Rent	(1,583)	(2,414)	(1,188)	(993)	(1,794)	(767)	—	(8,739)	—	—	(8,739)
Unit-Level Operating Profit / (Loss)	1,719	(312)	(1,377)	1,805	(1,855)	(976)	(175)	(1,170)	569	765	163
Rent add-back											8,739
Pre-opening Expenses											(408)
Corporate Overhead											(8,225)
Non-Cash compensation expense											(3,125)
Non-recurring public company readiness cost											(616)
Depreciation and amortization											(7,211)
Impairment and write-off of non-current assets											(565)
Government grants											1,241
Finance income / (expense), net											(28,821)
Non operational income											853
Income Tax											(300)
Net Operating Income/(Loss)											(38,275)

85

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Articles provide that, to the extent permitted by the U.K. Companies Act, the Selina may indemnify its directors against and every other officer of Selina against all costs, charges, losses, expenses and liabilities incurred by such director or officer for any negligence, default, breach of duty or breach of trust or otherwise in relation to the business and affairs of Selina or any associated company. In addition, Selina maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us within the past three years, which were not registered under the Securities Act pursuant to Section 4(a)(2), Regulation D or Regulation S. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Name of holder	Date of Sale	Number of Ordinary Shares	Number of Warrants	Number of Convertible Notes	Consideration
Sir Ronald Cohen	September 28, 2020	91,359	—	—	$913.59
Silicon Valley Bank	September 30, 2020	25,429	—	—	Nil
Fernando Elias Bigio	July 16, 2021	734	—	—	Nil
Tania Brathwaite	July 16, 2021	400	—	—	Nil
Adrian Caffarelli	July 16, 2021	55	—	—	Nil
Ori Cohen	July 16, 2021	7,998	—	—	Nil
Marcela Fernandez	July 16, 2021	635	—	—	Nil
Lior Fest	July 16, 2021	2,202	—	—	Nil
Megan Elizabeth Kennedy	July 16, 2021	459	—	—	Nil
Sonam Kohli	July 16, 2021	111	—	—	Nil
Flavia Lorenzetti	July 16, 2021	367	—	—	Nil
Joseph Mautner Yadin	July 16, 2021	358	—	—	Nil
Adi Shlush	July 16, 2021	100,000	—	—	$1,000
Lior Zach	July 16, 2021	11,421	—	—	$114.21
Steven O’Hayon	July 16, 2021	4,955	—	—	Nil
166 2nd LLC	September 13, 2021	172,800	—	—	$1,728.00
Steven O’Hayon	May 19, 2022	549	—	—	Nil
Saurabh Chawla	September 8, 2022	9,142	—	—	Nil
YAM at Selina Ops LP	December 29, 2022	1,400,000	—	—	$4,209,955
Zeal Ventures Investment Company LLC	January 26, 2023	25,600	—	—	$80,000
Interest Solutions, LLC	February 24, 2023	172,910	—	—	$600,000
Equity Animal LLC	March 8, 2023	22,223	—	—	$60,000
Adi Marom	April 4, 2023	337,837	168,918	—	$500,000
Shani Investments Ltd	April 4, 2023	168,918	84,459	—	$250,000
Jacob Tal Living Trust	April 14, 2023	349,650	174,825	—	$500,000
Myriad Global Macro Fund Limited	May 3, 2023	328,571	—	—	$345,000
K2 Principal Fund L.P.	May 3, 2023	—	—	331,875	$90,000
Skaana Management L.P.	May 3, 2023	—	—	580,781	$157,500
Northland Securities, Inc.	May 25, 2023	101,824	—	—	$139,500
YAM at Selina Ops LP	June 23, 2023	6,248,840	—	—	$9,502,244
Osprey Investments Limited	June 26, 2023	—	7,407,408	18,701,358	$11,111,111
Kibbutz Holding S.a.r.l.	June 26, 2023	—	1,750,000	—	Nil
Resort America LLC	June 30, 2023	137,286	—	—	$147,033.66
Doron Domb	June 30, 2023	300,000	—	—	$400,000
YAM at Selina Ops LP	July 6, 2023	30,000	—	—	$30,000
Zeal Ventures Investment Company LLC	July 7, 2023	84,112	—	—	$90,000
YAM at Selina Ops LP	July 12, 2023	30,000	—	—	$30,000
Equity Animal LLC	July 25, 2023	82,568	—	—	$89,999
YAM at Selina Ops LP	August 3, 2023	30,000	—	—	$30,000

II-1

Item 8. Exhibits and Financial Statement Schedules

Exhibits

(a) Exhibits

		Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
3.1	Articles of Association of Selina Hospitality PLC.		6-K	001-41543	99.1	November 3, 2022
4.1	Convertible Note, dated June 26, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.1	June 27, 2023
4.2	Warrant Agreement dated June 26, 2023, by and among the Company, Kibbutz and Osprey Investments Limited		6-K	001-41543	99.8	June 27, 2023
4.3	Intercreditor Agreement dated June 26, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.9	June 27, 2023
4.4	Convertible Note, dated July 31, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.1	August 1, 2023
4.5	Warrant Agreement dated July 31, 2023, by and among the Company, Kibbutz and Osprey Investments Limited		6-K	001-41543	99.4	August 1, 2023
5.1	Opinion of Morgan, Lewis & Bockius UK LLP as to the validity of the Ordinary Shares and Warrants to be issued.	X	—	—	—	—
5.2	Opinion of Morgan, Lewis & Bockius LLP as to the validity of the Selina Warrants to be issued.	X	—	—	—	—
10.1	Note Subscription Agreement dated June 26, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.2	June 27, 2023
10.2	Form of Future PIPE Subscription Agreement to be entered into by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.3	June 27, 2023
10.3	Form of Future Note Subscription Agreement to be entered into by and among the Company and Osprey Investments Limited		6-K	001-41543	99.4	June 27, 2023
10.4	Future Lending Side Letter dated June 26, 2023, by and among the Company, Osprey Investments Limited, Ludmilio Limited and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.5	June 27, 2023

II-2

		Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
10.5	Payment Directions Side Letter dated June 26, 2023, by and among the Company and Pertnot Limited		6-K	001-41543	99.6	June 27, 2023
10.6	Investors’ Rights Agreement dated June 26, 2023, by and among the Company and the holders of the Company’s securities party thereto		6-K	001-41543	99.7	June 27, 2023
10.7	Indemnity dated June 26, 2023, by and among the Company and Daniel Rudasevski		6-K	001-41543	99.10	June 27, 2023
10.8	Indemnity dated June 26, 2023, by and among the Company and Rafael Museri		6-K	001-41543	99.11	June 27, 2023
10.9	Indemnity dated June 26, 2023, by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.12	June 27, 2023
10.10	Fee Letter dated June 26, 2023, by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.13	June 27, 2023
10.11	Fee Letter dated June 26, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.14	June 27, 2023
10.12	Reimbursement Letter dated June 26, 2023, by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.15	June 27, 2023
10.13	Second Amendment to Separation Agreement, dated June 23, 2023, by and between Selina Hospitality PLC and YAM at Selina Ops LP		6-K	001-41543	99.1	June 27, 2023
10.14	Subscription Agreement, dated June 23, 2023, by and between Selina Hospitality PLC and YAM at Selina Ops LP		6-K	001-41543	99.2	June 27, 2023
10.15	Note Subscription Agreement dated July 31, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.2	August 1, 2023
10.16	Amended and Restated Future Lending Side Letter dated July 31, 2023, by and among the Company, Osprey Investments Limited, Ludmilio Limited and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.3	August 1, 2023
10.17	Amended and Restated Investors’ Rights Agreement dated July 31, 2023, by and among the Company and the holders of the Company’s securities party thereto		6-K	001-41543	99.5	August 1, 2023
10.18	Indemnity dated July 31, 2023, by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.6	August 1, 2023
10.19	Fee Letter dated July 31, 2023, by and among the Company and Osprey Investments Limited		6-K	001-41543	99.7	August 1, 2023
10.20	Amended and Restated Fee Letter dated July 31, 2023, by and among the Company and Kibbutz Holding S.a.r.l.		6-K	001-41543	99.8	August 1, 2023
10.21	Amendment to Amended and Restated Warrant Agreement dated August 17, 2023 by and between the Company and Computershare Trust Company and Computershare Inc.	X	—	—	—	—
21.1	List of subsidiaries of Selina.		F-4/A	333-266715	21.1	September 30, 2022
23.1	Consent of Baker Tilly US, LLP, independent registered public accounting firm.	X	—	—	—	—
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)	X	—	—	—	—
24.1	Power of Attorney (included on signature page to the filing of this Registration Statement).	§	—	—	—	—
107	Filing Fee Table	X	—	—	—	—

X	Filed herewith.
†	Indicates a management contract or compensatory plan.
*	To be filed by amendment.
§	Previously filed.

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Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on August 18, 2023.

Selina Hospitality PLC

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rafael Museri	Chief Executive Officer and Director	August 18, 2023
Rafael Museri	(Principal Executive Officer)

/s/ Barbara Zubiria	Chief Financial Officer	August 18, 2023
*	(Principal Financial and Accounting Officer)

/s/ Catherine Dunleavy	Director	August 18, 2023
*

/s/ Eric Foss	Director	August 18, 2023
*

/s/ Eileen Moore	Director	August 18, 2023
*

/s/ Richard Stoddart	Director	August 18, 2023
*

/s/ Alan Bowers	Director	August 18, 2023
*

/s/ Daniel Rudasevski	Director	August 18, 2023
*

*	By:	/s/ Rafael Museri
	Name:	Rafael Museri
	Title:	Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Selina Hospitality PLC, has signed this registration statement in, on the day of August 18, 2023.

Selina US Real Estate LLC

By:	/s/ Steven O’Hayon
Name:	Steven O’Hayon
Title:	Manager

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